Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Santander BanCorp

at

$12.69 Net Per Share

by

Administración de Bancos Latinoamericanos Santander, S.L.

a member of the

Santander Group

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 22, 2010, UNLESS THE OFFER IS EXTENDED.

The Santander Group owns approximately 90.6% of the outstanding shares of Santander BanCorp common stock and intends to acquire all of the outstanding shares that Administración de Bancos Latinoamericanos Santander, S.L. does not already own pursuant to this offer and a subsequent short-form merger. Because the Santander Group owns more than 90% of Santander BanCorp’s outstanding shares, Puerto Rico law provides the Santander Group with the right to immediately acquire all of the outstanding Santander BanCorp shares that it does not already own by means of a short-form merger without extending this offer and without seeking shareholder approval or the approval of the board of directors of Santander BanCorp. However, in order to offer minority stockholders who are not residents of Puerto Rico or who hold their shares through a broker, dealer, commercial bank, trust company or other nominee an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when the Santander Group merges with Santander BanCorp through a short-form merger (as described in “The Offer and the Merger—Section 7—Terms of the Merger”), the Santander Group is initially offering to purchase for cash all of the outstanding shares of common stock of Santander BanCorp that Administración de Bancos Latinoamericanos does not already own at the same price as the merger consideration to be paid in the short-form merger. There will be no withholding tax pursuant to Puerto Rico law on payments made pursuant to this offer. There are no conditions to the offer or the financing of the offer.

As soon as reasonably practicable after the consummation of the offer, we intend to consummate a short-form merger with Santander BanCorp in which all remaining public stockholders will receive the same price per share as was paid in the offer, without interest and less applicable withholding taxes. If you choose not to tender your shares in this offer, your shares will be cancelled pursuant to the short-form merger in consideration for the same price per share as offered in the offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are Puerto Rico residents and hold their shares through a broker, dealer, commercial bank, trust company or other nominee will be subject to the 25% Puerto Rico withholding tax unless they become the record holder of their shares prior to the effective date of the short-form merger. For a discussion of certain Puerto Rico income tax consequences for Puerto Rico residents whose shares are held or registered in their name prior to the effective date of the short-form merger, please see “Certain Puerto Rico Income Tax Considerations—Individual Residents of Puerto Rico and Puerto Rico Corporations.” For a discussion of credits to a stockholder’s Puerto Rico income tax liability for Puerto Rico income tax withheld in the short-form merger, please see “Certain Puerto Rico Income Tax Considerations.” Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the short-form merger.

Puerto Rico law provides appraisal rights to stockholders whose shares are acquired in a short-form merger. In connection with the short-form merger, if you currently hold your shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. In addition, if you tender your shares in this offer, you will lose the opportunity to exercise appraisal rights with respect to those shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

June 24, 2010

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to BNY Mellon Shareowner Services, the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer and the Merger—Section 3—Procedure for Tendering Shares.”

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 735-3107, for assistance. See “The Offer and the Merger—Section 3—Procedure for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee.

i

Page
SUMMARY TERM SHEET	1
INTRODUCTION	7
SPECIAL FACTORS	9
Purpose, Alternatives, Reasons and Effects of the Transactions	9
Certain U.S. Federal Income Tax Considerations	13
Certain Puerto Rico Income Tax Considerations	16
Fairness of the Transactions	20
Reports, Opinions, Appraisals and Negotiations	24
Company Financial Projections	31
THE OFFER AND THE MERGER	34
1. Terms of the Offer	34
2. Acceptance for Payment and Payment	35
3. Procedure for Tendering Shares	36
4. Withdrawal Rights	38
5. Subject Company Information	39
6. Certain Information Concerning the Purchaser and Parent	43
7. Terms of the Merger	43
8. Past Contacts, Transactions, Negotiations and Agreements	45
9. Purposes of the Transactions and Plans or Proposals	52
10. Source and Amount of Funds	52
11. Interest in Securities of the Subject Company	53
12. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations	56
13. Certain Legal Matters; Regulatory Approvals	58
14. Miscellaneous	59

Schedule A Directors and Executive Officers of the Parent and Directors and Executive Officers of the Purchaser	A-1
Schedule B Fairness Opinion of Sandler O’Neill & Partners, L.P. dated June 21, 2010	B-1
Schedule C Article 10.13 of the Puerto Rico General Corporations Act (This English translation of Article 10.13 is unofficial. The official translation of Article 10.13 is not yet available)	C-1

ii

SUMMARY TERM SHEET

Administración de Bancos Latinoamericanos Santander, S.L. is offering to purchase all outstanding shares of common stock, par value $2.50 per share, of Santander BanCorp not owned by it for $12.69 per share, net to seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Who is offering to buy my securities?

Our name is Administración de Bancos Latinoamericanos Santander, S.L. We are organized under the laws of the Kingdom of Spain and are an indirect wholly owned subsidiary of Banco Santander, S.A., organized under the laws of the Kingdom of Spain. The Santander Group owns approximately 90.6% of the outstanding shares of Santander BanCorp common stock. See “The Offer and the Merger—Section 6—Certain Information Concerning the Purchaser and Parent” and “The Offer and the Merger—Section 8—Past Contacts, Transactions, Negotiations and Agreements.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding shares of common stock of Santander BanCorp not owned by Administración de Bancos Latinoamericanos Santander, S.L. See “Introduction.”

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay $12.69 per share of Santander BanCorp common stock, net to seller in cash, without interest and less applicable withholding taxes. If you are the record holder of shares (i.e., a stock certificate has been issued to you) and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Why are you offering to purchase my shares through a tender offer?

The Santander Group owns approximately 90.6% of the outstanding shares of Santander BanCorp common stock and intends to acquire all of the outstanding shares that Administración de Bancos Latinoamericanos does not already own pursuant to this offer and a subsequent short-form merger. Because the Santander Group owns more than 90% of Santander BanCorp’s outstanding shares, Puerto Rico law provides the Santander Group with the right to immediately acquire all of the outstanding Santander BanCorp shares that it does not already own by means of a short-form merger without extending this offer and without seeking shareholder approval or the approval of the board of directors of Santander BanCorp. However, in order to offer minority stockholders who are not residents of Puerto Rico or who hold their shares through a broker, dealer, commercial bank, trust company or other nominee an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when the Santander Group merges with Santander BanCorp through a short-form merger, the Santander Group is initially offering to purchase for cash all of the outstanding shares of common stock of Santander BanCorp that Administración de Bancos Latinoamericanos does not already own at the same price as the merger consideration to be paid in the short-form merger. There will be no withholding tax pursuant to Puerto Rico law on payments made pursuant to this offer. There are no conditions to the offer or the financing of the offer.

Immediately following the consummation of the offer we intend to consummate a short-form merger with Santander BanCorp in which all remaining public stockholders will receive the same price per share as was paid in the offer, without interest and less applicable withholding taxes. If you choose not to tender your shares in this offer, your shares will be cancelled pursuant to the short-form merger in consideration for the same price per share as offered in the offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the short-form merger.

What are the conditions to the offer?

There are no conditions to the offer or the financing of the offer. See “The Offer and the Merger—Section 10—Source and Amount of Funds.”

Do you have the financial resources to pay for the shares?

Banco Santander, S.A. will provide the necessary financing required by Administración de Bancos Latinoamericanos Santander, S.L. to consummate the proposed offer and the short-form merger. See “The Offer and the Merger—Section 10—Source and Amount of Funds.”

Have you held discussions with Santander BanCorp?

On February 26, 2009, the Santander Group notified the directors of Santander BanCorp that it was considering a going-private transaction and, on several occasions thereafter during 2009 discussed with management of Santander BanCorp potential going private transaction structures. On December 13, 2009, Banco Santander, S.A. notified the board of directors of Santander BanCorp of its intention to commence an offer. On December 14, 2009, Banco Santander, S.A., publicly announced that it intended to (1) commence a cash tender offer for all of the outstanding shares that it did not already own of common stock of Santander BanCorp for $12.25 per share; and (2) as soon as reasonably practicable after the consummation of that tender offer, consummate a short-form merger with Santander BanCorp in which all remaining public stockholders would receive the same price per share as was paid in the offer, without interest and less applicable withholding taxes. On June 24, 2010, Banco Santander S.A. notified the board of directors of Santander BanCorp of a new proposed offer at a purchase price of $12.69 per share to be followed by a short-form merger at the same price per share. Subsequently on June 24, 2010, Banco Santander S.A. commenced the new offer. See “Introduction.”

What does the board of directors of Santander BanCorp think of the offer?

We have commenced the offer without obtaining the prior approval or recommendation of Santander BanCorp’s board of directors. The consummation of the offer does not require the approval or recommendation of Santander BanCorp’s board of directors or any special committee thereof. See “Introduction.” Within 10 business days of the date of this Offer to Purchase, Santander BanCorp must announce its position on our offer.

Do you have interests in the offer that are different from my interests as a stockholder of Santander BanCorp?

Yes. Our interests in the offer (and the subsequent merger) are different from those of stockholders being asked to sell their shares. In particular, our financial interests with regard to the price to be paid in the offer (and the subsequent merger) are adverse to the interests of stockholders being asked to sell their shares. Also, if you sell shares in the offer or your shares are converted in any subsequent merger, you will cease to have any interest in Santander BanCorp and will not have the opportunity to participate in the future earnings or growth, if any, of Santander BanCorp. On the other hand, we will benefit from any future increase in the value of Santander BanCorp, as well as bear the burden of any future decrease in the value of Santander BanCorp. In addition, as Santander BanCorp’s controlling shareholder and counterparty in commercial relationships with Santander BanCorp and its subsidiaries, we have significant commercial interests relating to Santander BanCorp that are different from and may be adverse to those of other stockholders of Santander BanCorp. In addition, our interests in the offer may be different from the interests of stockholders being asked to sell their shares insofar as, if you tender your shares in this offer, you will lose the opportunity to exercise appraisal rights with respect to those shares. See “Special Factors—Purpose, Alternatives, Reasons and Effects of the Transactions” and “The Offer and the Merger—Section 8—Past Contacts, Transactions, Negotiations and Agreements.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to Santander BanCorp’s stockholders who are not affiliated with the Santander Group, based upon the factors set forth under “Special Factors—Fairness of the Transactions.”

What is the market value of my shares?

On December 11, 2009, the last trading day before the announcement of our intention to commence an offer at $12.25 per share, the last sale price of Santander BanCorp common stock reported on the New York Stock Exchange was $11.97 per share. On June 23, 2010, the last full trading day before our announcement of this offer, the last sale price of Santander BanCorp common stock reported on the New York Stock Exchange was $11.24 per share. Please obtain a recent quotation for your shares of Santander BanCorp common stock prior to deciding whether or not to tender. See “The Offer and the Merger—Section 5—Subject Company Information.”

What are the U.S. federal income tax consequences and Puerto Rico income tax consequences of participating in the offer?

Your sale of shares of Santander BanCorp common stock pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and/or Puerto Rico income tax purposes (as explained in “Certain U.S. Federal Income Tax Considerations” and “Certain Puerto Rico Income Tax Considerations”) and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “Special Factors—Certain U.S. Federal Income Tax Considerations” and “Special Factors—Certain Puerto Rico Income Tax Considerations.”

Will the offer be followed by a merger if all the shares are not tendered in the offer?

Yes. As soon as reasonably practicable after the consummation of the offer, we intend to consummate a short-form merger with Santander BanCorp in which all remaining public stockholders will receive the same price per share as was paid in the offer, without interest and less applicable withholding taxes. If you choose not to tender your shares in this offer, your shares will be cancelled pursuant to the short-form merger in consideration for the same price per share as offered in the offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the short-form merger. Puerto Rico law provides appraisal rights to stockholders whose shares are acquired in a short-form merger. In connection with the short-form merger, if you currently hold your shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. In addition, if you tender your shares in this offer, you will lose the opportunity to exercise appraisal rights with respect to those shares.

Is this the first step in a going-private transaction?

Yes. However, this offer is not a necessary step because we could immediately take Santander BanCorp private through a short-form merger without extending this offer and without seeking shareholder approval or the approval of the board of directors of Santander BanCorp. The sole purpose of the offer is to provide an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when the Santander Group merges with Santander BanCorp through a short-form merger (as described in “The Offer and the Merger— Section 7—Terms of the Merger”) in the case of minority stockholders who are not residents of Puerto Rico or who hold their shares through a broker, dealer, commercial bank, trust company or other nominee. After completion of the offer and the short-form merger, Santander BanCorp will no longer be publicly owned and will cease to be listed on the New York Stock Exchange and will cease to be required to make filings with the Securities and Exchange Commission and to comply with the Securities and Exchange Commission rules relating to public companies. See “The Offer and the Merger—Section 12—Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

If I decide not to tender, how will the offer affect my shares?

The purchase of shares pursuant to the offer will reduce the number of shares of Santander BanCorp common stock that might otherwise trade publicly and may reduce the number of holders of shares. Although this may affect the liquidity and market value of the remaining shares held by the public, as soon as reasonably practicable following the consummation of the offer, we intend to consummate a short-form merger with Santander BanCorp in which all remaining public stockholders will receive the same price per share as was paid in the offer, without interest and less applicable withholding taxes. Therefore even if you decide not to tender your shares in the offer, the Santander Group will still purchase your shares as soon as reasonably practicable thereafter. If you choose not to tender your shares in this offer, your shares will be cancelled pursuant to the short-form merger in consideration for the same price per share as offered in the offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are Puerto Rico residents and hold their Shares through a broker, dealer, commercial bank, trust company or other nominee will be subject to the 25% Puerto Rico withholding tax unless they become the record holder of their Shares prior to the effective date of the Merger. Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their shares pursuant to the short-form merger. See “Special Factors—Purpose, Alternatives, Reasons and Effects of the Transactions”, “The Offer and the Merger—Section 12—Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations” and “Special Factors—Certain U.S. Federal Income Tax Considerations” and “Special Factors—Certain Puerto Rico Income Tax Considerations.” Puerto Rico law provides appraisal rights to stockholders whose shares are acquired in a short-form merger. In connection with the short-form merger, if you currently hold your shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. In addition, if you tender your shares in this offer, you will lose the opportunity to exercise appraisal rights with respect to those shares.

How long do I have to decide whether to tender in the offer?

You have until the expiration of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on July 22, 2010, although it may be extended from time to time, in which case we will make a public announcement.

We may elect to provide a “subsequent offering period.” A subsequent offering period, if provided, will be an additional period of time, beginning after we have purchased shares tendered in the offer, during which stockholders may tender their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer and the Merger—Section 1—Terms of the Offer.”

Can the offer be extended and how will I be notified if the offer is extended?

We may in our sole discretion extend the offer at any time or from time to time for any reason. If we decide to extend the offer, we will inform BNY Mellon Shareowner Services, the Depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer and the Merger—Section 1—Terms of the Offer.”

How do I tender my shares?

If you wish to accept the offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to BNY Mellon Shareowner Services, the Depositary for the offer. These materials must reach BNY Mellon Shareowner Services prior to the expiration of the offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer and the Merger—Section 3—Procedure for Tendering Shares.”

•

If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 735-3107 for assistance. See “The Offer and the Merger—Section 3—Procedure for Tendering Shares.”

•

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered. See “The Offer and the Merger—Section 3—Procedure for Tendering Shares.”

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the offer at any time prior to the expiration of the offer. Shares may also be withdrawn after August 19, 2010 unless theretofore accepted for payment as provided herein. Once we accept shares for payment, you will no longer be able to withdraw them. In addition, you may not withdraw shares tendered during any subsequent offering period that we may provide. See “The Offer and the Merger—Section 4—Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw tendered shares, you must deliver a written notice of withdrawal, which includes all required information, to BNY Mellon Shareowner Services, the Depositary for the offer, while you have the right to withdraw the shares. If you tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. See “The Offer and the Merger—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all shares of Santander BanCorp common stock validly tendered and not withdrawn promptly after the expiration of the offer. See “The Offer and the Merger—Section 2—Acceptance for Payment and Payment.”

We will pay for your shares by depositing the purchase price with BNY Mellon Shareowner Services, the Depositary for the offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of such shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Offer and the Merger—Section 2—Acceptance for Payment and Payment.”

Are appraisal rights available in either the offer or any subsequent merger?

Appraisal rights are not available in connection with the offer. However, when the short-form merger is consummated, appraisal rights will be available to persons who hold shares at the time of the short-form merger and who demand appraisal of their shares and otherwise comply with the applicable statutory procedures under Puerto Rico law. In connection with the short-form merger, if you currently hold your shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. In addition, if you tender your shares pursuant to this offer, you will lose the opportunity to exercise the appraisal rights available to you under Puerto Rico law in connection with the short-form merger. You will not have an opportunity to vote for or against the merger. See “Special Factors—Section 7—Terms of the Merger.” In addition, the full text of the applicable provisions of Puerto Rico law is included as Schedule C to this Offer to Purchase. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Whom can I talk to if I have questions about the offer?

You can call D.F. King & Co., Inc., the Information Agent for the offer, at (800) 735-3107. See the back cover of this Offer to Purchase.

To the Stockholders of Santander BanCorp:

INTRODUCTION

Administración de Bancos Latinoamericanos Santander, S.L. (the “Purchaser”), organized under the laws of the Kingdom of Spain and an indirect wholly owned subsidiary of Banco Santander, S.A. (“Banco Santander”), organized under the laws of the Kingdom of Spain (“Parent” and together with its subsidiaries, the “Santander Group”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $2.50 per share, of Santander BanCorp, a Commonwealth of Puerto Rico corporation (the “Company”), not owned by the Purchaser for $12.69 per Share, net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and D.F. King & Co., Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer and the Merger—Section 10—Source and Amount of Funds.”

The Santander Group owns approximately 90.6% of the outstanding shares of the Company common stock and intends to acquire all of the outstanding shares that the Purchaser does not already own pursuant to this Offer and a subsequent short-form merger. Because the Santander Group owns more than 90% of the Company’s outstanding shares, Puerto Rico law provides the Santander Group with the right to immediately acquire all of the Shares that it does not already own by means of a short-form merger without extending the Offer and without seeking shareholder approval or the approval of the board of directors of the Company. However, in order to offer minority stockholders who are not residents of Puerto Rico or who hold their shares through a broker, dealer, commercial bank, trust company or other nominee an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when the Santander Group merges with the Company through a short-form merger, the Santander Group is initially offering to purchase for cash all of the outstanding shares of common stock of the Company that the Purchaser does not already own at the same price as the merger consideration to be paid in the short-form merger. See “The Offer and the Merger—Section 10—Source and Amount of Funds.” There will be no withholding tax pursuant to Puerto Rico law on payments made pursuant to the Offer. There are no conditions to the Offer or the financing of the Offer. Puerto Rico law provides appraisal rights to stockholders whose Shares are acquired in a short-form merger. In connection with the short-form merger, if you currently hold your Shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. In addition, if you tender your Shares into the Offer, you will lose the opportunity to exercise appraisal rights with respect to those Shares.

As soon as reasonably practicable following the consummation of the Offer, we intend to consummate a short-form merger (the “Merger”) with the Company in which all remaining public stockholders will receive the same price per share as was paid in the Offer, without interest and less applicable withholding taxes. If you choose not to tender your shares in this Offer, your shares will be cancelled pursuant to the Merger in consideration for the same price per share as offered in the Offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their Shares pursuant to the Offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their Shares pursuant to the Merger.

According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed by the Company with the Securities and Exchange Commission (the “Commission” or “SEC”), there were approximately 46,639,104 Shares outstanding on March 31, 2010. The Santander Group owns 42,252,418 Shares representing approximately 90.6% of the outstanding Shares. Based on information contained in the Company’s Definitive Proxy Statement for its 2010 Annual Meeting of Stockholders (the “2010 Proxy Statement”), we believe that, as of March 19, 2010, the officers and directors of the Santander Group (including the directors of the Company designated by the Santander Group) beneficially own approximately 25,236 Shares and the officers and directors of the Company (other than the directors of the Company designated by the Santander Group) beneficially own approximately 9,301 Shares.

This Offer is not a necessary step in a going-private transaction because we could immediately take Santander BanCorp private through a short-form merger. The sole purpose of the Offer is to provide an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when the Santander Group merges with Santander BanCorp through a short-form merger (as described in “The Offer and the Merger— Section 7—Terms of the Merger”) in the case of minority stockholders who are not residents of Puerto Rico or who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee. After completion of the Offer, we intend to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer, without interest and less applicable withholding taxes. See “Special Factors—Purpose, Alternatives, Reasons and Effects of the Transactions.”

On June 24, 2010, we commenced the Offer. The Company’s formal response will be made in a Solicitation / Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Commission within 10 business days of this Offer to Purchase and provided to the Company’s stockholders.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s stockholders. Any such solicitation would be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

Purpose, Alternatives, Reasons and Effects of the Transactions

Purpose

The purpose of the Offer and the subsequent Merger is for us to acquire the minority public interest in the Company and to provide the Company’s stockholders other than the Santander Group (the “Public Stockholders”) with $12.69 in cash for each of their Shares. Following the Offer and the subsequent Merger, we plan to retain the Company as part of our business.

Alternatives

We believe that effecting the transaction by way of the Offer and subsequent Merger with the Purchaser is the most cost effective way for the Purchaser to acquire the outstanding public minority equity interest in the Company, while maximizing the after tax proceeds to the Public Stockholders at the purchase price we have offered. In order to offer an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when the Santander Group merges with the Company through a short-form merger in the case of minority stockholders who are not residents of Puerto Rico or who hold their shares through a broker, dealer, commercial bank, trust company or other nominee, the Santander Group is initially offering to purchase for cash all of the outstanding shares of common stock of the Company that the Purchaser does not already own at the same price as the merger consideration in the short-form merger. There will be no withholding tax pursuant to Puerto Rico law on payments made pursuant to this Offer. There are no conditions to the offer or the financing of the Offer.

As soon as reasonably practicable following the consummation of the Offer, we intend to consummate the Merger with the Company in which all remaining Public Stockholders will receive the same price per share as was paid in the Offer, without interest and less applicable withholding taxes. If you choose not to tender your shares in this Offer, your shares will be cancelled pursuant to the Merger in consideration for the same price per share as offered in the Offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their Shares pursuant to the Offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their Shares pursuant to the Merger. Puerto Rico law provides appraisal rights to stockholders whose Shares are acquired in a short-form merger. In connection with the Merger, if you currently hold your Shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. In addition, if you tender your Shares into the Offer, you will lose the opportunity to exercise appraisal rights with respect to those Shares.

We considered a one-step transaction where only the Merger would be consummated, but because Public Stockholders not resident in Puerto Rico and Public Stockholders resident of Puerto Rico who hold their shares through a broker, dealer, commercial bank, trust company or other nominee would be subject to the withholding tax described above pursuant to the Merger, we determined to offer this two-step transaction which provides an alternative in which the Public Stockholders may receive the offer consideration with no Puerto Rico withholding tax if they accept the Offer prior to the Merger. We considered and rejected the alternative of a long-form merger because of the cost and delay of obtaining the approvals of the Company’s board of directors and of the Public Stockholders of the Company, particularly when weighed against the statutory right to immediately conduct the Merger. We also considered and rejected the alternative of a tender offer followed by a reverse stock split because (i) of uncertainty regarding potential liabilities because Puerto Rico law does not provide a specific statutory scheme for a reverse stock split (whereas there is a specific statutory scheme for a short-form merger) and (ii) a reverse stock split would require an amendment to the Company’s articles of incorporation to reduce its authorized capital.

Reasons

In determining whether to acquire the outstanding public minority equity interest in the Company and to make the Offer and effect the Merger, we considered the following factors to be the principal benefits of taking the Company private:

•

the decrease in costs, particularly those associated with being a public company (for example, as a privately-held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the Commission or publish and distribute to its stockholders’ annual reports and proxy statements), that we anticipate could result in savings of approximately $2.0 million per year, including audit, legal and other fees; and

•

the elimination of burdens on the Company’s management associated with public reporting and other tasks resulting from the Company’s public company status, including, for example, the dedication of time by, and resources of, the Company’s management to stockholder inquiries and investor and public relations.

We also noted that the public market offers very little liquidity for investors. For the year ended December 31, 2009 and the five months ended May 31, 2010, (i) average daily trading volumes were only 1.03% and 0.70%, respectively, of the public float, and (ii) average weekly trading volumes were only 4.89% and 3.39%, respectively, of the public float.

We also considered the advantages and disadvantages of certain alternatives to acquiring the minority stockholder interest in the Company, including leaving the Company as a majority-owned, public subsidiary. In our view, the principal advantage of leaving the Company as a majority-owned, public subsidiary would be our ability to invest our cash in other investments that could potentially provide a greater return on their investment. We also considered the other advantages of the Company being a public reporting company, including the possibility for use of the Company’s securities to raise capital or make acquisitions. However, we are better positioned to raise capital elsewhere and to use our own stock as acquisition currency.

We also considered a variety of risks and other potentially negative factors for us and the Public Stockholders concerning the Offer and the subsequent Merger, including the fact that:

•	following the Merger, the Public Stockholders will not participate in any future earnings of or benefit from any increases in the surviving corporation’s value;

•

for U.S. federal income tax and, in some cases, Puerto Rico income tax purposes, the cash payments made to Public Stockholders pursuant to the Offer and the subsequent Merger generally will be taxable to Public Stockholders;

•

the Public Stockholders have not been represented in negotiation of the terms of the Offer and the subsequent Merger, either by the board of directors of the Company (which, by statute, is not involved in the short-form merger process) or an independent committee representing the interests of the Public Stockholders;

•	if the Company continues as a going concern in the future, we and the Company will be the sole beneficiaries of the cost savings that result from going private; and

•

if the Company’s financial condition improves, the Public Stockholders will not participate in any increase in value of their investment in the Company and only we would benefit by an increase in the value of the Company.

We determined that if the Company’s filing and other obligations under the Securities Exchange Act had been suspended, the Company would have achieved cost savings of $1.7 million in 2007, $2.0 million in 2008 and $1.7 million in 2009 with respect to the public reporting requirements. In 2007, the Company spent approximately $1.7 million, resulting from director fees and expenses of $25,000, director and officers insurance of $103,000, legal fees of $51,000, audit and accounting fees of $1.3 million, SEC filing fees of $34,000, transfer agent fees of $60,000, stock listing fees of $55,000, annual report production, printing and mailing costs of $55,000, and other fees of $46,000. In 2008, the Company spent approximately $2 million, resulting from director fees and expenses of $48,000, director and officers insurance of $103,000, legal fees of $52,000, audit and accounting fees of $1.5 million, SEC filing fees of $43,000, transfer agent fees of $58,000, stock listing fees of $56,000, annual report production, printing and mailing costs of $52,000, and other fees of $52,000. In 2009, the Company spent approximately $1.7 million, resulting from director fees and expenses of $57,000, director and officers insurance of $101,000, legal fees of $100,000, audit and accounting fees of $1,135,000, SEC filing fees of $44,000, transfer agent fees of $73,000, stock listing fees of $51,000, annual report production, printing and mailing costs of $54,000 and other fees of $43,000. In addition to the external fees paid above, the Company estimates that the Company’s officers (vice president and above) in the finance, compliance, auditing and legal departments spend in the aggregate approximately 700 hours annually on strictly public company compliance and reporting requirements. At an average salary and benefit cost of $97/hr, the indirect management costs add an additional $68,000 in costs. Thus, we determined that by suspending the Company’s filing and other obligations under the Securities Exchange Act, the Company would be able to achieve cost saving ranging from $1.7 million to $2.0 million. Such estimated cost savings weighed in favor of providing the Offer and effecting the Merger.

The disadvantages of leaving the Company as a majority-owned, public subsidiary which we considered included the inability to achieve the benefits discussed above. We believe that management has reduced corporate overhead as much as possible, and that the costs associated with being a SEC reporting company will only continue to increase. In sum, we concluded that the advantages of leaving the Company as a majority-owned, public subsidiary were significantly outweighed by the disadvantages of doing so, and accordingly that alternative was rejected.

We also considered the low volume of trading in the Shares and considered the fact that the Offer and the subsequent Merger would result in immediate, enhanced liquidity for the Public Stockholders. The Offer and the subsequent Merger offers all Public Stockholders the opportunity to sell their shares for one price at the same time, without the payment of any brokerage fee or commission, and thereby benefits the Public Stockholders.

Effects

General. Upon completion of the Offer and the subsequent Merger, we will have complete control over the conduct of the Company’s business and will have a 100% interest in the net assets, the net book value and the net earnings of the Company. In addition, we will receive the benefit of the right to participate in any future increases in the value of the Company and will bear the complete risk of any losses incurred in the operation of the Company and any decrease in the value of the Company. We will indirectly realize all of the benefit in the estimated $2 million per year of cost savings resulting from the Company no longer being public. Our beneficial ownership of the Company immediately prior to the Offer and the subsequent Merger in the aggregate amounts to approximately 90.6%. Upon completion of the Offer and the subsequent Merger, our interest in the Company’s net book value (approximately $596.5 million as of December 31, 2009) and net income ($40.7 million for the twelve months ended December 31, 2009), will increase from approximately 90.6% to 100% of those amounts.

Stockholders. Upon completion of the Offer and the subsequent Merger, the Public Stockholders will no longer have any interest in, and will not be stockholders of, the Company and therefore will not participate in the Company’s future earnings and potential growth and will no longer bear the risk of any decreases in the value of the Company. In addition, the Public Stockholders will not share in any distribution of proceeds after any sales of businesses of the Company, whether contemplated at the time of the Offer and the subsequent Merger or thereafter. See “The Offer and the Merger—Section 9 —Purposes of the Transactions and Plans or Proposals.” All of the Public Stockholders’ other incidents of stock ownership, such as the rights to vote on certain corporate decisions, to elect directors, to receive distributions upon the liquidation of the Company and to receive appraisal rights upon certain mergers or consolidations of the Company (unless such appraisal rights are perfected in connection with the Merger), as well as the benefit of potential increases in the value of a Public Stockholder’s holdings in the Company based on any improvements in the Company’s future performance, will be extinguished upon completion of the Offer and the subsequent Merger.

Upon completion of the Offer and the subsequent Merger, the Public Stockholders also will not bear the risks of potential decreases in the value of their holdings in the Company based on any downturns in the Company’s future performance. Instead, the Public Stockholders will have liquidity in place of an ongoing equity interest in the Company, in the form of the Shares. However, in the Merger the Public Shareholders will be required to surrender their Shares involuntarily and will not have the right to liquidate the Shares at a time and for a price of their choosing. In summary, if the Offer and the subsequent Merger is completed, the Public Stockholders will have no ongoing rights as stockholders of the Company (other than statutory appraisal rights in the case of Public Stockholders who are entitled to and perfect such rights under Puerto Rico law).

The Shares. Once the Offer and the subsequent Merger is consummated, public trading of the Shares will cease. We intend to deregister the Shares under the Exchange Act. As a result, the Company will no longer be required to file annual, quarterly and other periodic reports with the Commission under Section 13(a) of the Exchange Act and will no longer be subject to the proxy rules under Section 14 of the Exchange Act. The Company will no longer be subject to the liability provisions of the Exchange Act, and the officers of the Company will no longer be required to certify the accuracy of the Company’s financial statements. In addition, the principal stockholder of the Company will no longer be subject to reporting its ownership of Shares under Section 13 of the Exchange Act or to the requirement under Section 16 of the Exchange Act to disgorge to the Company certain profits from the purchase and sale of Shares. See “The Offer and the Merger—Section 12—Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.”

Certain Tax Considerations

There will be no withholding tax pursuant to Puerto Rico law on payments made with respect to Shares tendered in the Offer prior to the Merger. If a Public Stockholder chooses not to tender his or her Shares in the Offer, such holder’s Shares will be cancelled in the subsequent Merger, and, as required by Puerto Rico law, Puerto Rico tax will be withheld on payments owed pursuant to the Merger to (i) U.S. citizens not resident in Puerto Rico and whose shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. In the case of a U.S. Holder (as defined below), other than a Puerto Rico U.S. Holder (as defined below), gain or loss resulting from such payments will generally be U.S.-source gain or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisers as to whether any Puerto Rico tax paid or accrued on gains pursuant to the Merger may be creditable against the holder’s U.S. federal income tax on foreign-source income from other sources.

Certain U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences of the Offer and subsequent Merger to U.S. Holders (as defined below) of the Shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a U.S. Holder that is subject to U.S. federal income taxation. This discussion applies only to a U.S. Holder that holds its Shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	regulated investment companies and real estate investment trusts;

•	insurance companies;

•	dealers or traders in securities;

•

persons holding the Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the Shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons holding insurance policies or related to persons holding insurance policies issued by the Company or any of its subsidiaries;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons who acquired the Shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	persons that are deemed to own 10% or more, by voting power or value, of the outstanding Shares; or

•	certain former residents of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the Offer and subsequent Merger.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of a Share and is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States, nor does it include Puerto Rico corporations or other Puerto Rico entities taxable as corporations. As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in some cases, a portion thereof) within the meaning of Sections 933 and 937 of the Code. Such holders should consult their own tax advisors concerning their status as a Puerto Rico U.S. Holder, the availability of the exemption from U.S. federal income tax in their particular circumstances and certain limitations on deductions and credits that may otherwise be available under U.S. federal income tax law.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of the Offer and subsequent Merger in their particular circumstances.

The Company believes that it was not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for its 2008 taxable year. Moreover, this discussion assumes that the Company is not currently, and has not been during any year in which a U.S. Holder has held any Shares, a PFIC. If the Company were a PFIC for any year in which a U.S. Holder held his or her Shares, such U.S. Holder may be subject to adverse tax consequences. U.S. Holders should consult their tax advisers concerning the potential application of the PFIC rules in their particular circumstances, including the advisability of any elections that may be available.

Disposition of Shares in the Offer or Subsequent Merger

Subject to the discussion in the next paragraph concerning Puerto Rico U.S. Holders, the exchange of Shares for cash by a U.S. Holder, pursuant to the Offer, the subsequent Merger or the exercise of statutory appraisal rights, will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Accordingly, a U.S. Holder will recognize gain or loss equal to the difference between the U.S. Holder’s tax basis in a Share and the amount realized pursuant to the Offer or subsequent Merger (including any amounts withheld in respect of Puerto Rico taxes, if any). This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisers as to whether any Puerto Rico tax paid or accrued on gains may be creditable against the holder’s U.S. federal income tax on foreign-source income from other sources. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Shares for more than one year. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

Gain realized by Puerto Rico U.S. Holders on the receipt of cash for their Shares generally will be exempt from U.S. federal income taxation and will be treated as Puerto Rico source income for U.S. federal income tax purposes. Special rules apply if the Puerto Rico U.S. Holder (i) purchased its Shares before the holder became a bona fide resident of Puerto Rico within the meaning of Sections 933 and 937 of the Code and (ii) had been a citizen or resident of the United States (and not a bona fide resident of Puerto Rico) for any of the 10 years preceding the disposition of its Shares. Puerto Rico U.S. Holders should consult their own tax advisers concerning the application of these rules.

Gain realized by a Puerto Rico corporation on the receipt of cash for their shares generally will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporations.

Information Reporting and Backup Withholding

Payments of sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Certain Puerto Rico Income Tax Considerations

The following is a description of the material Puerto Rico income tax consequences of the Offer and subsequent Merger based on the tax laws of Puerto Rico as currently in effect, as well as existing regulations, administrative pronouncements and judicial decisions. All of the foregoing are subject to different interpretations and are also subject to change, which change could apply retroactively and could affect the continued validity of this discussion. This discussion does not purport to be a comprehensive description of all relevant tax considerations under the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”). This discussion deals only with Shares held as capital assets and does not intend to describe all of the tax considerations that may be relevant to a particular investor in light of that person’s particular circumstances and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico.

The tax discussion provided herein is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico or the courts. Accordingly, there can be no assurance that the tax considerations set forth herein, if challenged, would be sustained.

You should consult your tax adviser as to the application to your particular situation of the income tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

The following discussion does not intend to cover all aspects of Puerto Rico taxation that may be relevant to a stockholder in light of the stockholder’s particular circumstances, or to shareholders subject to special rules of taxation, such as life insurance companies, “special partnerships,” “subchapter N corporations,” registered Puerto Rico investment companies, estates and trusts.

For purposes of the discussion below, a “Puerto Rico corporation” is a corporation organized under the laws of Puerto Rico and a “foreign corporation” is a corporation organized under the laws of a jurisdiction other than Puerto Rico. Corporations organized under the laws of the United States or any of the states of the United States are considered “foreign corporations” for Puerto Rico income tax purposes.

General. The receipt of cash by a stockholder pursuant to the Offer, the subsequent Merger or the exercise of statutory appraisal rights will be a taxable transaction for Puerto Rico income tax purposes. The disposition of the Shares by a stockholder pursuant to the Offer or the Merger will give rise to gain or loss equal to the difference between the amount realized on the disposition and the tax basis of the Shares in the hands of the holder. A holder’s tax basis in the Shares generally will equal the amount such holder paid for such Shares. Any gain or loss that is required to be recognized will be a capital gain or loss if the Shares are held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of the Shares exceeds six months. The deduction of capital losses is subject to limitations under the PR Code.

Individual Residents of Puerto Rico and Puerto Rico Corporations. Gain on the disposition of Shares by an individual who is a resident of Puerto Rico or a Puerto Rico corporation pursuant to the Offer or the subsequent Merger will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum regular tax rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

Individuals who are residents of Puerto Rico are subject to alternative minimum tax on the alternative minimum tax net income if the regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax net income includes certain income exempt from the regular tax and income subject to special tax rates as provided in the PR Code, such as the long-term capital gain, if any, recognized by an individual on the disposition of the Shares pursuant to the Offer or the subsequent Merger. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income.

The alternative minimum tax liability of a Puerto Rico corporation is not affected by the recognition of long-term capital gains on the disposition of the Shares pursuant to the Offer or the subsequent Merger.

Payments made to individuals who are residents of Puerto Rico and Puerto Rico corporations pursuant to the Offer will not be subject to Puerto Rico income tax withholding at source. Payments to said stockholders pursuant to the Merger will not be subject to Puerto Rico income tax withholding at source provided such stockholders hold the Shares in their own name and not in the name of a broker or other nominee. If said stockholders do not participate in the Offer and their Shares are held by or registered in the name of a broker or other nominee at the time of the Merger, then, the consideration paid to such stockholder pursuant to the Merger will be subject to a Puerto Rico income tax withholding at source of 25%. The amount of the Puerto Rico income tax withheld on the Merger consideration is creditable against such stockholder’s Puerto Rico income tax liability for the year the tax is withheld and may entitle such stockholder to a refund, provided that the stockholder timely furnishes any required information to the Puerto Rico Treasury Department.

United States Citizens Not Residents of Puerto Rico.

Offer—Gain on the disposition of the Shares generally will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the Shares are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the Shares is made outside Puerto Rico. The Offer provides for the transfer, delivery and surrender of the Shares to take place at the Depositary’s principal place of business outside Puerto Rico. Accordingly, any gain resulting from the disposition of the Shares pursuant to the Offer will constitute income from sources outside Puerto Rico not subject to Puerto Rico income taxes in the case of United States citizens not residing in Puerto Rico. Payments made to such United States citizens pursuant to the Offer will not be subject to a Puerto Rico income tax withholding at source.

Merger—A United States citizen who is not a resident of Puerto Rico will be subject to Puerto Rico income tax as provided in the rules described above under “Individuals Residents of Puerto Rico and Puerto Rico Corporations” on the gain from the disposition of the Shares pursuant to the Merger since any such gain will constitute income from sources within Puerto Rico. Payments made to such stockholders who are United States citizens pursuant to the Merger will be subject to a Puerto Rico income tax withholding at source of 10% if the Shares are held or registered in their name or 25% if the shares are held or registered in the name of a broker or other nominee. The amount of the Puerto Rico income tax withheld on the payments is creditable against such stockholder’s Puerto Rico income tax liability for the year the tax is withheld and may entitle such stockholder to a refund, provided that the stockholder timely furnishes any required information to the Puerto Rico Treasury Department. As a general rule, any United States federal income tax paid by such United States citizens not residing in Puerto Rico on the gain on the disposition of the Shares pursuant to the Merger will not be creditable against such stockholders’ Puerto Rico income tax liability. These stockholders should consult their tax advisers as to how to proceed if the gain on the disposition of the Shares as a result of the Merger is subject to tax in the United States and Puerto Rico without any of the two jurisdictions granting credit for the taxes paid to the other jurisdiction.

Individuals Not Citizens of the United States and Not Residents of Puerto Rico.

Offer—The Offer provides for the transfer, delivery and surrender of the Shares to take place at the Depositary’s principal place of business outside Puerto Rico. An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the disposition of the Shares pursuant to the Offer since any resulting gain will constitute income from sources outside Puerto Rico. Payments made to such individuals pursuant to the Offer will not be subject to Puerto Rico income tax withholding at source.

Merger—An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to Puerto Rico income tax at a 29% rate on the gain from the disposition of the Shares pursuant to the Merger since any resulting gain will constitute income from sources within Puerto Rico. Payments made to such stockholders pursuant to the Merger will be subject to a Puerto Rico income tax withholding at source of 25%. The amount of the Puerto Rico income tax withheld on the payments is creditable against the stockholder’s Puerto Rico income tax liability for the year the tax is withheld and may entitle the stockholder to a refund, provided that the stockholder timely furnishes any required information to the Puerto Rico Treasury Department. If said stockholder resides in the United States and is required to pay United States federal income taxes on the gain realized as a result of the disposition of the Shares pursuant to the Merger, any United States federal income tax so paid will not, as a general rule, be creditable against such holder’s Puerto Rico income tax liability. These stockholders should consult their tax advisers as to how to proceed if the gain on the disposition of the Shares as a result of the Merger is subject to tax in the United States and Puerto Rico without any of the two jurisdictions granting credit for the taxes paid to the other jurisdiction.

Foreign Corporations engaged in trade or business in Puerto Rico.

General—A foreign corporation that is engaged in a trade or business in Puerto Rico generally will be subject to Puerto Rico corporate income tax on any gain realized on the disposition of the Shares pursuant to the Offer or the subsequent Merger if the gain is (1) from sources within Puerto Rico or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain.

Foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the disposition of the Shares pursuant to the Offer or the subsequent Merger that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in said computation for any regular income tax paid by said foreign corporation on the gain realized on the disposition of the Shares.

Offer—The Offer provides for the transfer, delivery and surrender of the Shares to take place at the Depositary’s principal place of business outside Puerto Rico. As a result, any gain realized by a foreign corporation engaged in trade or business in the sale of the Shares pursuant to the Offer will constitute income from sources outside Puerto Rico. Therefore, such gain will only be taxable in Puerto Rico if it is effectively connected with such foreign corporation’s trade or business in Puerto Rico. Payments made to foreign corporations engaged in trade or business in Puerto Rico pursuant to the Offer will not subject to Puerto Rico income tax withholding at source.

Merger—The gain realized by a foreign corporation engaged in trade or business in Puerto Rico as a result of the Merger will constitute income from sources within Puerto Rico and will be subject to Puerto Rico income taxation in the manner indicated above under “General.” Payments to said foreign corporations pursuant to the Merger will not be subject to Puerto Rico income tax withholding at source provided such foreign corporations hold the Shares in their name and not through a broker or other nominee. If said foreign corporations do not participate in the Offer and their shares are held by or registered in the name of a broker or other nominee at the time of the Merger, then, the Merger consideration paid to such foreign corporations will be subject to Puerto Rico income tax withholding at source of 25%. The amount of the Puerto Rico income tax withheld on the payments is creditable against the foreign corporation’s Puerto Rico income tax liability for the year the tax is withheld and may entitle said foreign corporation to a refund, provided that the stockholder timely furnishes any required information to the Puerto Rico Treasury Department. If said foreign corporation is required to pay United States federal income taxes on the gain realized as a result of the disposition of the Shares pursuant to the Merger, any United States federal income tax so paid will not, as a general rule, be creditable against such holder’s Puerto Rico income tax liability. Said foreign corporation should consult its tax advisers as to how to proceed if the gain on the disposition of the Shares as a result of the Merger is subject to tax in the United States and Puerto Rico without any of the two jurisdictions granting credit for the taxes paid to the other jurisdiction.

Foreign Corporations not engaged in trade or business in Puerto Rico.

Offer—A foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax on the disposition of the Shares pursuant to the Offer since any resulting gain will constitute income from sources outside Puerto Rico. Payments made to foreign corporations not engaged in trade or business in Puerto Rico pursuant to the Offer will not subject to Puerto Rico income tax withholding at source.

Merger—A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to Puerto Rico income tax at a 29% rate on the gain from the disposition of the Shares pursuant to the Merger since any resulting gain will constitute income from sources within Puerto Rico. Payments to said foreign corporations pursuant to the Merger will be subject to Puerto Rico income tax withholding at source of 25%. The amount of the Puerto Rico income tax withheld on the payments is creditable against the foreign corporation’s Puerto Rico income tax liability for the year the tax is withheld and may entitle said foreign corporation to a refund, provided that the stockholder timely furnishes any required information to the Puerto Rico Treasury Department. If said foreign corporation is required to pay United States federal income taxes on the gain realized as a result of the disposition of the Shares pursuant to the Merger, any United States federal income tax so paid will not, as a general rule, be creditable against the Puerto Rico income tax liability of said foreign corporation. Said foreign corporation should consult its tax advisers as to how to proceed if the gain on the disposition of the Shares as a result of the Merger is subject to tax in the United States and Puerto Rico without any of the two jurisdictions granting credit for the taxes paid to the other jurisdiction.

Partnerships. Partnerships are generally taxed as corporations under the PR Code. Accordingly, the above discussion with respect to Puerto Rico and foreign corporations is equally applicable to most Puerto Rico and foreign partnerships, respectively.

Fairness of the Transactions

Our Position as to the Fairness of the Transactions

Because the members of the Santander Group may be deemed to be “affiliates” of the Company within the meaning of Rule 13e-3 under the Exchange Act, we are expressing our belief as to the substantive and procedural fairness of the Offer and the subsequent Merger to the Public Stockholders.

We have determined that the Offer and the subsequent Merger are both substantively and procedurally fair to the Public Stockholders (and that at least fair value is being paid for the Shares). This belief is based upon the factors considered by us in reaching our determination that the Offer and the subsequent Merger are fair to the unaffiliated stockholders of the Company.

In December 2009, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) and management of the Parent had several discussions regarding the purchase price to be extended in the Offer and determined to offer a purchase price of $12.25 per share (the “Original Offer Price”) because (i) based on the financial analysis performed by Sandler O’Neill, the Original Offer Price was within the range of values for the Company and (ii) the Original Offer Price represented a 2.3% premium to the market price of the Shares on December 11, 2009, the last date on which the Shares traded prior to the public announcement of the tender offer on December 14, 2009. On December 14, 2009, Sandler O’Neill delivered to the management of the Parent its presentation and opinion as to the fairness of the Original Offer Price to the Public Stockholders from a financial point of view. Management of the Parent concluded, on the basis of Sandler O’Neill’s presentation and opinion, that the Original Offer Price proposed to be paid to the Public Stockholders of the Company was fair.

On December 14, 2009, the Executive Committee of the Parent held a meeting at which the plan to acquire the minority stockholder interest in the Company through the Offer and the subsequent Merger was presented and discussed and it was resolved that management of the Parent was authorized to determine the final terms of, and to proceed with, the Offer and the subsequent Merger.

In the first week of June 2010, management of the Parent requested that Sandler O’Neill update its financial analysis regarding the value of the Company. On June 18, 2010, Sandler O’Neill delivered to the management of the Parent a draft presentation, which contained various financial analyses regarding the value of the Company. After reviewing Sandler O’Neill’s draft presentation, management of the Parent determined to increase the purchase price by $0.44 to $12.69 per share because they believed that an increase in the purchase price would make the Offer and the transactions contemplated thereunder more attractive to the Public Stockholders.

On June 21, 2010, Sandler O’Neill, delivered to the management of the Parent its presentation and opinion as to the fairness of the purchase price of $12.69 to the Public Stockholders from a financial point of view. Management of the Parent concluded, on the basis of this presentation and opinion, that the $12.69 per share purchase price proposed to be paid to the Public Stockholders of the Company was fair.

On June 21, 2010, the Executive Committee of the Parent and the board of directors of the Purchaser held meetings at which the proposed plan to acquire the minority stockholder interest in the Company through the Offer and the subsequent Merger was presented and discussed, together with the presentation and opinion by Sandler O’Neill as to the fairness of the purchase price to the Public Stockholders from a financial point of view. At these meetings, the Executive Committee and the board of directors resolved to take the Company private by acquiring for cash, through the Offer and the subsequent Merger, all of the Shares held by the Public Stockholders at a purchase price of $12.69 per Share in cash.

Factors Considered in Determining Fairness

In reaching our determination that the terms of the Offer and the subsequent Merger are fair to the Public Stockholders, we considered the factors set forth in this Section, which constitute all of the material factors considered by us in making our determination. We determined that each of the following factors supported our belief that the Offer and the subsequent Merger is fair to the unaffiliated stockholders of the Company:

•

We could unilaterally effect a short-form merger and are conducting the Offer to allow stockholders with an alternative to the imposition of withholding tax pursuant to Puerto Rico law. Because we own more than 90% of the Shares, Puerto Rico law provides us with the right to immediately acquire all of the outstanding Shares that we do not already own by means of a short-form merger without extending this offer and without seeking shareholder approval or the approval of the board of directors of the Company. However, in order to offer minority stockholders who are not residents of Puerto Rico or who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee an alternative to the imposition of withholding tax pursuant to Puerto Rico law that will occur when we merge with the Company through a short-form merger, we are initially offering to purchase for cash all of the outstanding Shares that the Purchaser does not already own at the same price as the merger consideration to be paid in the short-form merger.

•

We commissioned a financial analysis of the fairness of the Offer and the subsequent Merger. In considering the fairness of the Offer and the subsequent Merger from a financial point of view to the Company’s unaffiliated stockholders, we reviewed and adopted certain analyses of the implied ranges of potential values of the Shares using accepted valuation methodologies. This financial analysis was prepared by Sandler O’Neill. The financial analysis included a review of the operating characteristics, such as capital ratios, profitability (return on assets) and asset quality, and trading multiples of Puerto Rico-based companies with assets of greater than $2 billion considered to be peers of the Company. The analysis also included a comparison of the proposed purchase price to common banking industry benchmark valuations as of March 31, 2010, such as book value and tangible book value per share, which were $13.27 and $10.27, respectively. Further, the financial analysis included a net present value analysis and a review of precedent buy in transactions. Management of Banco Santander concluded, on the basis of this analysis, that the $12.69 per share purchase price proposed to be paid to the unaffiliated stockholders of the Company was fair on June 21, 2010. See “Special Factors—Reports, Opinions, Appraisals and Negotiations”.

•

The relative lack of liquidity for the Shares and the liquidity that will be realized by the unaffiliated stockholders of the Company from the Offer and the subsequent Merger were factors considered by us. The average daily trading volumes for the Shares (i) for the three (3) month period prior to and including December 11, 2009, the last date on which the Shares traded prior to the public announcement of the tender offer for $12.25 per Share on December 14, 2009, was approximately 38,500 Shares, and (ii) for the three (3) month period prior to and including June 23, 2010, the last date on which the Shares traded prior to the commencement of this tender offer on June 24, 2010, was approximately 27,486 Shares, which are each limited trading volumes; therefore, the Shares have limited liquidity to the unaffiliated public stockholders and it may be difficult for the unaffiliated public stockholders to sell their Shares without adversely impacting the trading price.

•

We do not consider purchases of Shares by us during the last two (2) years to be indicative of the current value of the Shares. We do not consider purchases of Shares by us during the last two (2) years to be indicative of the current value of the Shares because they do not represent the recent operating performance of the Company or its current financial condition. As more fully described in “The Offer and the Merger—Section 8—Past Contacts, Transactions, Negotiations and Agreements”, Banco Santander’s treasury division has purchased 802,062 Shares through transactions as a market maker for the Shares on the Madrid Latin American Securities Market (LATIBEX) at prices ranging from €4.27 to €10.00 per Share (or $5.97 to $14.70 per Share) during the last two (2) years.

•

The unaffiliated stockholders of the Company who do not tender their Shares into the Offer will be entitled to exercise statutory appraisal rights in the Merger. The unaffiliated stockholders of the Company will be entitled to exercise statutory appraisal rights and demand “fair value” for their Shares in the Merger as determined by a Puerto Rico Court of First Instance (Superior Part), which may be determined to be more or less than (or equivalent to) the amount of cash consideration offered to such holders for such Shares pursuant to the Offer and the subsequent Merger. See “The Offer and the Merger—Section 7—Terms of the Transactions.”

•

Fairness Opinion of Sandler O’Neill. As described in “Special Factors—Reports, Opinions, Appraisals and Negotiations” below, Sandler O’Neill provided a fairness opinion to us on June 21, 2010 regarding the fairness, from a financial point of view, of the $12.69 per Share consideration to be paid for the Shares in the Offer and the subsequent Merger. The full text of the written opinion of Sandler O’Neill, dated June 21, 2010 that describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill is attached hereto as Schedule B.

•

Lack of firm offers. Neither the Parent nor any of its affiliates has received an offer for the Company from a third party in the past two (2) years. We considered the absence of any unsolicited third party buyer for the Company to support the fairness of the Offer and the subsequent Merger to the unaffiliated stockholders of the Company, because the absence of such a third party buyer demonstrates that the proposed Offer and subsequent Merger with Parent is the only likely source of prompt liquidity for the Shares available to all of the unaffiliated stockholders of the Company.

•

The Company’s unaffiliated stockholders will receive a premium for their Shares. The Offer and the subsequent Merger represents an opportunity for the Company’s unaffiliated public stockholders to receive cash for each of their Shares, not subject to any financing condition, at a premium of $0.72 per Share, or 6% per Share, based upon the last sale price for a Share on December 11, 2009, the last date on which the Company’s common stock traded prior to the public announcement of the tender offer for $12.25 per Share on December 14, 2009, and at a premium of $1.45 per Share, or 13% per Share, based upon the last sale price for a Share on June 23, 2010, the last date on which the Company’s common stock traded prior to the commencement of this tender offer on June 24, 2010.

We did not consider any implied liquidation value to be a relevant valuation method because it was not contemplated that the Company be liquidated, whether or not the Offer and the subsequent Merger was completed.

In forming our belief as to the fairness of the Merger to the unaffiliated stockholders of the Company, we did not consider the fact that we decided to retain our 90.6% ownership interest in the Company rather than seeking buyers for the Company.

In addition to the foregoing factors and analyses that support our belief that the Offer and the subsequent Merger is procedurally and substantively fair to the Public Stockholders, we have considered the following four factors:

•

No future participation in the prospects of the Company. Following the consummation of the Offer and the subsequent Merger, the Public Stockholders will cease to participate in the future earning or growth, if any, of the Company, or benefit from an increase, if any, in the value of the Company.

•

Conflicts of interest. Our interests in determining the consideration offered are adverse to the interests of the Public Stockholders and officers and directors of the Company may have actual or potential conflicts of interest in connection with the Offer and the subsequent Merger as a result of relationships with the Santander Group.

•

No opportunity for the Company’s Board of Directors or the Public Stockholders to vote on the subsequent Merger. Because the subsequent Merger is being effected pursuant to a short-form merger under Article 10.03 of the Puerto Rico General Corporations Act, and consequently does not require approval by the Company’s board of directors or the Company’s stockholders (other than the Santander Group), neither the Company’s board of directors nor the Public Stockholders will have the opportunity to vote on the Merger.

•

No negotiations with a special committee representing the Public Stockholders’ interests. The Public Stockholders have not been represented in negotiation of the terms of the Offer and the subsequent Merger, either by the board of directors of the Company (which, by statute, is not involved in the short-form merger process) or an independent committee representing the interests of the Public Stockholders.

After having given these additional four factors due consideration, we have concluded that none of these factors, alone or in the aggregate, is significant enough to outweigh the factors and analyses that we have considered to support our belief that the Offer and the subsequent Merger is substantively and procedurally fair to the Public Stockholders.

In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the Offer and the subsequent Merger to the Public Stockholders, and the complexity of these matters, we did not find it practicable to, nor did we attempt to, quantify, rank or otherwise assign relative weights to the specific factors we considered. Moreover, we have not undertaken to make any specific determination or assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

We have not considered any factors, other than as stated above, regarding the fairness of the Offer and the subsequent Merger to the Public Stockholders, as it is our view that the factors considered provided a reasonable basis to form our belief.

Reports, Opinions, Appraisals and Negotiations

By a letter agreement dated December 14, 2009, we formally retained Sandler O’Neill to act as our financial advisor and to provide a fairness opinion in connection with the Offer and the subsequent Merger. Sandler O’Neill consented to the references to their fairness opinion in this Offer to Purchase.

On June 21, 2010, Sandler O’Neill delivered its opinion to the management of the Parent that, as of such date, the consideration of $12.69 per Share to be paid to the holders of Shares in connection with the Offer and the subsequent Merger was fair to such holders, from a financial point of view.

Opinion of Sandler O’Neill

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The full text of the fairness opinion of Sandler O’Neill, dated June 21, 2010, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Schedule B to this Offer to Purchase. Sandler O’Neill’s opinion, which is addressed to the board of directors of the Parent, is directed only to the fairness, from a financial point of view to the unaffiliated holders of the Shares of the consideration to be paid to the holders of the Shares. The summary of the opinion of Sandler O’Neill set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion. Holders of Shares should read this opinion in its entirety.

In connection with its opinion, Sandler O’Neill reviewed, among other things:

•	certain publicly available financial statements and other historical financial information of the Company that it deemed relevant;

•	internal financial projections for the Company for the year ending December 31, 2010 as provided by senior management of the Company;

•	guidance regarding key assumptions and estimates for the years ending December 31, 2011 and December 31, 2012 as provided by senior management of the Company;

•

the publicly reported historical price and trading activity for the Shares, including a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of recent “buy-in” transactions in general and “buy-in” transactions where a control premium was not paid;

•	the current market environment generally and the commercial banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria it considered relevant.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by the Company, the Parent or the Company’s respective representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill has assumed such accuracy and completeness for purposes of rendering its opinion. With respect to the internal financial projections provided to Sandler O’Neill and used by Sandler O’Neill in its analyses, the Company’s management confirmed to Sandler O’Neill that they reflected the reasonable estimates and judgment of management with respect thereto and Sandler O’Neill assumed that such performances would be achieved.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of June 21, 2010. It should be understood that events occurring after June 21, 2010 could affect Sandler O’Neill’s opinion and that Sandler O’Neill does not have any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses Conducted by Sandler O’Neill

In rendering its June 21, 2010 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The analyses performed by Sandler O’Neill were selected solely by Sandler O’Neill in assisting the Executive Committee of the Parent in reaching its decision on the transaction described herein and Sandler O’Neill believed them to be the most relevant and useful to the Executive Committee in making that decision. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The order of the financial analyses described below does not represent the relative importance or weight given to those analyses by Sandler O’Neill or by us. Considering such data without considering the full narrative description of the financial analyses could create a misleading or incomplete view of Sandler O’Neill’s financial analyses. It should be noted that the financial analyses undertaken by Sandler O’Neill have been with respect to a proposed purchase of a minority interest. The transaction premium in a “change of control” transaction might be significantly different. No company or transaction used in certain of the analyses described below was deemed to be directly comparable to the Company or the Offer and the subsequent Merger, and the summary set forth below does not purport to be a complete description of the analyses or data presented by Sandler O’Neill. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction, based upon a transaction in which all of the outstanding shares of Company common stock at $12.69 per share for an aggregate deal value of $55.8 million. Based upon per share financial information for the Company for the three months ended March 31, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Ratios

Premium to 6/18/10 Closing Price (1)	9.5%
Premium to 5/21/10 Closing Price (2)	11.4%
Premium to 52 Week High Closing Price	(3.3%)
Premium to 52 Week Low Closing Price	145.0%
Transaction Price/Last 12 months Earnings per Share	9.4x
Transaction Price/Est. 2010 Earnings Per Share (3)	10.7x
Transaction Price/Book Value	96%
Transaction Value/Tangible Book Value	124%

(1)	The last trading day prior to Sandler O’Neill’s delivering its opinion to the Executive Committee.
(2)	The last trading day prior to the four week period ahead of Sandler O’Neill’s delivering its opinion to the Executive Committee.
(3)	Based on financial projections for the year ended December 31, 2010 as provided by the Company. These projections are the June Projections described in “Company Financial Projections.”

Precedent Buy-In Transactions

Sandler O’Neill analyzed the premiums paid in the following three categories of precedent buy-in transactions:

(1) United States (based on the target company’s country of domicile) buy-in transactions since 2000 with a deal value between $5 million and $500 million with 10% or less of the shares acquired and resultant ownership of 100%;

(2) European (based on the target company’s country of domicile) buy-in transactions since 2007 with a deal value between $5 million and $500 million with 10% or less of the shares acquired and resultant ownership of 100%; and

(3) United States (based on the target company’s country of domicile) buy-in transactions since 2000 with a deal value between $5 million and $500 million with between 10% and 25% of the shares acquired and resultant ownership of 100%.

The table below summarizes the high, low, median and mean of the premiums paid as compared to the target’s stock price four weeks prior to the deal announcement in the three categories of precedent buy-in transactions. The premium of the consideration to be paid in the Offer as compared to the price of the Shares four weeks prior to June 18, 2010 was 11.4%.

Region	Percentage of Shares Acquired	High	Low	Median	Mean
United States since 2000	10% and less	112.5%	1.1%	35.1%	44.2%
Europe since 2007	10% and less	33.2%	-37.1%	0.1%	4.2%
United States since 2000	Between 10%-25%	80.8%	-57.0%	14.3%	18.0%

Recent Stock Performance

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices and volume of the Company’s common stock for the period between beginning on June 18, 2009 and ending on June 18, 2010. Sandler O’Neill then compared the relationship between the movements in the price of the Company’s common stock against the movements in the prices of the SNL Bank and Thrift Index, Standard & Poor’s 500 Index, Banco Popular and First BanCorp. Banco Popular and First BanCorp were selected by Sandler O’Neill because they were the two comparable institutions with the operational, financial and trading characteristics most similar to those of the Company.

During the period beginning on June 18, 2009 and ending on June 18, 2010, the Company’s common stock outperformed the Standard & Poor’s 500 Index, the SNL Bank and Thrift Index and the peer group to which it was compared.

	Beginning Index Value	Ending Index Value
	February 24, 2009	June 18, 2010
Company	100.00%	159.4%
SNL Bank and Thrift Index	100.00	122.1%
S&P 500 Index	100.00	121.7%
BPOP	100.00	126.6%
FBP	100.00	24.9%

On June 18, 2010, the closing price of the Company’s common stock was $11.59 and the 20-day average closing price of the Company’s common stock was $11.35. The following chart shows the volume and the closing price for the Company’s common stock between June 18, 2009 and June 18, 2010:

Comparable Companies Analysis

Sandler O’Neill used publicly available information to compare selected financial and market trading information for the Company and a group of financial institutions selected by Sandler O’Neill. The Company peer group consisted of the following publicly traded Puerto Rico based banks with total assets greater than $2 billion:

Popular Inc.	Doral Financial Corporation
Oriental Financial Group, Inc.	First BanCorp.

Sandler O’Neill used publicly available information to analyze book value multiples, earnings multiples, dividend payouts, liquidity figures, balances sheet ratios, capital ratios, measures of profitability and measures of asset quality and compared them with those for the Company. The information for the comparable group is summarized below.

	City St.	Shares Outs (mm)	Stock Price ($)	LTM Price Change (%)	Book Value & Earnings Multiple					Dividend & Liquidity
					Price/					LTM Dividend Yield (%)	LTM Dividend Payout (%)
					Book (%)	Tangible Book (%)	LTM EPS (x)	2010 Estimate				Market Cap ($min)
Name								Est ($)	P/E (x)
Popular, Inc.	Hato Rey, PR	639.5	3.00	26.6	79	107	15.0	(0.15)	NM	0.00	0.0	1,919
Oriental Financial Group Inc.	San Juan, PR	33.1	13.44	33.9	112	113	NM	1.33	10.1	1.19	84.2	444
First BanCorp.	San Juan, PR	92.5	1.09	(75.1)	18	20	NM	(1.66)	NM	0.00	0.0	101
Doral Financial Corporation	San Juan, PR	67.3	2.88	41.2	38	38	NM	(0.78)	NM	0.00	0.0	194

			MEDIAN	30.2	58	73	15.0	(0.47)	10.1	0.00	0.0	319

Santander BanCorp	Guaynabo, PR	46.6	11.59	59.4	87	113	8.6	0.65	17.8	0.00	0.0	541

				Balance Sheet				Capital Ratios			Profitability (LQA)				Asset Quality
Name	City St.	Ticket	Number of Branches	Total Assets (mm)	TE/ TA (%)	TCE/ TA (%)	TCI/ RWA (%)	Leverage Ratio (%)	Tier I RBC Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROAC (%)	NM (%)	Ett Ratio (%)	Rese- rves/ Gross Loans (%)	NPAs/ Total Assets (%)	NCOs Avg Loans (%)
Popular, Inc.	Hato Rey, PR	BPOP	345	33,832	5.55	5.40	8.00	7.34	9.51	10.97	NM	NM	3.66	62.6	5.51	7.98	4.35
Oriental Financial Group Inc.	San Juan, PR	OFG	47	6,509	7.10	6.06	17.89	7.82	23.53	24.71	0.73	12.0	3.37	41.5	2.24	1.09	0.48
First BanCorp.	San Juan, PR	FBP	74	18,851	7.68	2.74	3.84	8.37	11.98	13.26	NM	NM	2.69	60.8	4.33	10.28	3.09
Doral Financial Corporation	San Juan, PR	DRL	42	9,713	8.84	5.21	9.03	4.48	8.91	12.91	NM	NM	1.84	93.5	2.52	14.54	0.70

	MEDIAN		61	14,282	7.39	5.31	8.51	7.58	10.75	13.09	0.73	12.0	3.03	61.7	3.43	9.19	1.90

Santander BanCorp	Guaynabo, PR	SBP	55	6,858	7.13	7.13	9.80	8.26	11.10	16.15	1.27	14.1	6.17	49.1	3.68	4.98	2.19

The analysis compared publicly available financial information for the Company and the median financial and market trading data for the Company peer group as of and for the three months ended March 31, 2010. The table below sets forth the financial data for the Company as of and for the three months ended March 31, 2010 and the median financial data for the Company’s peer group as of and for the three months ended March 31, 2010, with market trading data as of June 18, 2010.

Comparable Group Analysis:

	Company	Comparable Group Median Result
Total Assets (in millions)	$6,858	$14,282
Market Cap (in millions)	$541	$319
Tangible Common Equity/Tangible Assets	7.13%	5.31%
Return on Average Assets	1.27%	0.73%
Return on Average Equity	14.1%	12.0%
Net Interest Margin	6.17%	3.03%
Efficiency Ratio	49.1%	61.7%
Reserves/Gross Loans	3.68%	3.43%
NPA’s/Total Assets	4.98%	9.19%
Leverage Ratio	8.26%	7.58%
Tier 1 Risk-Based Capital Ratio	11.10%	10.75%
Total Risk-Based Capital Ratio	16.15%	13.09%
Price/Tangible Book Value	113%	73%
Last 12 months price change	59.4%	30.2%

Research Analyst Target Prices

Sandler O’Neill also reviewed the most recent analyst target prices for the Shares by the two firms that have research coverage on the Company. Keefe Bruyette & Woods Inc. (report dated March 17, 2010) and Sandler O’Neill (which outside of its role as a financial advisor to the Company in connection with the Offer and subsequent Merger, publishes research on the Company; report dated November 17, 2009) had target prices for the Shares of $12.75 and $12.00, respectively.

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of the common stock under various circumstances. In the analysis, Sandler O’Neill assumed the Company performed in accordance with the internal financial projections as provided by the Company for the year ending December 31, 2010 and guidance regarding key assumptions and estimates for the years ending December 31, 2011 and December 31, 2012 as provided by the Company. To approximate the terminal value of the Shares at December 31, 2012, Sandler O’Neill applied price to last twelve months’ earnings multiples of 8.0x to 17.0x and multiples of tangible book value ranging from 60% to 160%, which represent assumed deviations made by Sandler O’Neill from the Company’s current price to earnings multiple and tangible book value. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 18.0%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Shares. In addition, the net present value of the Shares at December 31, 2012 was calculated using the same range of price to last twelve months earnings multiples (8.0x—17.0x) applied to a range of discounts and premiums to budget projections. The range applied to the budgeted net income was 25% under budget to 25% over budget, using a discount rate of 15.41% for the analysis.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for the Shares of $5.83 to $14.44 when applying the price/earnings multiples to the matched budget and $4.91 to $15.30 when applying multiples of tangible book value to the matched budget and $4.67 to $16.50 when applying the price/earnings multiples to the -25%/+25% budget range.

Present Value Per Share-Based on Price/Earnings

Discount Rate	8.0x	9.8x	11.6x	13.4x	15.2x	17.0x
12.00%	$6.82	$8.35	$9.88	$11.42	$12.95	$14.44
13.00%	$6.64	$8.13	$9.62	$11.12	$12.61	$14.06
14.00%	$6.46	$7.92	$9.37	$10.83	$12.28	$13.70
15.00%	$6.30	$7.71	$9.13	$10.55	$11.96	$13.34
16.00%	$6.14	$7.52	$8.90	$10.28	$11.66	$13.00
17.00%	$5.98	$7.33	$8.67	$10.02	$11.36	$12.67
18.00%	$5.83	$7.14	$8.45	$9.76	$11.08	$12.35

Present Value Per Share Based on Price/Earnings (1)

Budget Variance	8.0x	9.8x	11.6x	13.4x	15.2x	17.0x
(25.0%)	$4.67	$5.72	$6.78	$7.83	$8.88	$9.90
(20.0%)	$4.98	$6.11	$7.23	$8.35	$9.47	$10.56
(15.0%)	$5.30	$6.49	$7.68	$8.87	$10.06	$11.22
(10.00%)	$5.61	$6.87	$8.13	$9.39	$10.65	$11.88
(5.0)	$5.92	$7.25	$8.58	$9.91	$11.25	$12.54
0.0%	$6.23	$7.63	$9.03	$10.44	$11.84	$13.20
5.0%	$6.54	$8.01	$9.49	$10.96	$12.43	$13.86
10.0%	$6.85	$8.39	$9.94	$11.48	$13.02	$14.52
15.0%	$7.16	$8.78	$10.39	$12.00	$13.61	$15.18
20.00%	$7.48	$9.16	$10.84	$12.52	$14.20	$15.84
25.00%	$7.79	$9.54	$11.29	$13.04	$14.80	$16.50

(1)	Assumes a discount rate of 15.41%

Present Value Per Share Based on Tangible Book Value

Discount Rate	60%	80%	100%	120%	140%	160%
12.00%	$5.74	$7.65	$9.56	$11.48	$13.39	$15.30
13.00%	$5.59	$7.45	$9.31	$11.18	$13.04	$14.90
14.00%	$5.44	$7.26	$9.07	$10.88	$12.70	$14.51
15.00%	$5.30	$7.07	$8.84	$10.60	$12.37	$14.14
16.00%	$5.17	$6.89	$8.61	$10.33	$12.05	$13.77
17.00%	$5.03	$6.71	$8.39	$10.07	$11.75	$13.42
18.00%	$4.91	$6.54	$8.18	$9.81	$11.45	$13.09

The foregoing summary describes all analyses and quantitative factors that Sandler O’Neill deemed material in connection with preparing its opinion but is not a comprehensive description of all analyses performed and factors considered by Sandler O’Neill. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its fairness determination, Sandler O’Neill did not assign specific weights to any particular analyses.

Additional Considerations

We selected Sandler O’Neill as financial advisor in connection with the Offer and subsequent Merger based on Sandler O’Neill’s qualifications, expertise, reputation, and experience in mergers and acquisitions. For services rendered in connection with the delivery of its opinion, we will pay Sandler O’Neill a non-contingent fee of $250,000. We will also pay Sandler O’Neill a fee for advisory services of approximately $150,000 in connection with the Offer and subsequent Merger, upon the successful completion of the Merger. We also agreed to reimburse Sandler O’Neill for expenses incurred in connection with its services, and we will indemnify Sandler O’Neill against certain liabilities.

Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In 2007, the Company engaged Sandler O’Neill to act as its financial advisor in connection with the potential sale of one of its businesses and such engagement terminated on March 3, 2008. On March 9, 2009, a special committee of the Company’s board of directors engaged Sandler O’Neill to act as its financial advisor in connection with a potential going private transaction and such engagement was terminated on April 29, 2009. There have been no other material relationships between Sandler O’Neill and the Company or the Santander Group in the two years prior to the Offer.

As described above, Sandler O’Neill’s financial analysis was only one of many factors we considered in our determination that the terms of the Offer and the subsequent Merger are fair to the unaffiliated public stockholders of the Company and should not be viewed as determinative of our views with respect to the value of the Company.

The Sandler O’Neill opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing.

COMPANY FINANCIAL PROJECTIONS

In its capacity as a holder of approximately 90.6% of the Shares, the Parent regularly receives, in the ordinary course of business, a variety of nonpublic financial, operating and other forward-looking information from the Company. In November of each year, the Company’s management prepares financial projections for the immediately following year (the “Yearly Company Projections”), which are used by the Company for operational and business planning purposes. Historically, the Company provides the Parent with a copy of the Yearly Company Projections but does not provide the Parent with updates to the Yearly Company Projections.

In March 2009, management of the Company provided financial projections for 2009 through 2012 (the “2009-12 Company Projections”) to Sandler O’Neill in connection with a presentation by Sandler O’Neill on March 26, 2009 to the special committee of the board of directors of the Company, which is discussed in “Past Contacts, Transactions, Negotiations and Agreements—Negotiations or Contacts.” These projections are summarized below:

	2009	2010	2011	2012
	(US GAAP, Dollars in millions)
Net interest income	$367.7	$397.8	$416.2	$449.5
Provision for loan losses	(157.0)	(120.3)	(111.4)	(98.4)
Other income	126.3	137.7	151.9	169.7
Operating expenses	(270.4)	(281.8)	(291.9)	(303.4)
Income tax	(23.7)	(51.3)	(66.9)	(87.5)

Net income	$42.9	$82.1	$97.9	$129.9

Beginning in May 2009, management of the Company provided financial projections to Sandler O’Neill in connection with the preparation of Sandler O’Neill’s fairness opinions and updated those projections from time to time thereafter. The final such update prior to the issuance of Sandler O’Neill’s fairness opinion dated December 14, 2009 was provided to Sandler O’Neill on December 11, 2009 (the “2009-10 Company Projections”). The 2009-10 Company Projections formed the basis of the financial projections for 2009 and 2010 included in the Sandler O’Neill valuation presentation to the Parent dated December 14, 2009. The 2009-10 Company Projections are summarized below:

	2009	2010
	(US GAAP, Dollars in millions)
Net interest income	$351.6	$375.2
Provision for loan losses	(149.2)	(158.4)
Other income	117.8	120.9
Operating expenses	(271.6)	(270.8)
Income tax	(10.4)	(22.3)

Net income	$38.2	$44.5

Sandler O’Neill applied a financial forecasting model to guidance from management of the Company regarding key assumptions and estimates to prepare financial projections for 2011 and 2012, which were included in the Sandler O’Neill valuation presentation to the Parent dated December 14, 2009. The financial projections for 2009 through 2012 (the “2009-12 Model Projections”) included in the Sandler O’Neill valuation presentation to the Parent dated December 14, 2009 are summarized below:

	2009	2010	2011	2012
	(US GAAP, Dollars in millions)
Net interest income	$350.5	$376.1	$382.5	$393.0
Provision for loan losses	$(150.5)	$(158.5)	$(138.0)	$(138.0)
Other income	$118.4	$121.0	$127.7	$134.1
Operating expenses	$(270.9)	$(270.7)	$(278.2)	$(286.5)
Net income	$37.1	$44.1	$52.5	$57.3

In December 2009, management of the Company provided the Parent with the Yearly Company Projections for 2010 (the “2010 Yearly Company Projections”), which are summarized below. The 2010 Yearly Company Projections differed from the projections used in the 2009-12 Model Projections because the 2010 Yearly Company Projections were prepared on the basis of International Financial Reporting Standards (“IFRS”) while the projections used in the 2009-12 Model Projections were based on United States Generally Accepted Accounting Principles (“US GAAP”) and the two projections differed as to certain assumptions and estimates.

2010
(IFRS, Dollars in millions)
Net interest income	$375.9
Provision for loan losses	(169.4)
Other income	109.9
Operating expenses	(244.1)
Income tax	(14.3)

Net income	$58.0

On June 16, 2010 and June 17, 2010, management of the Company provided Sandler O’Neill with updated financial projections for 2010 (the “Updated 2010 Yearly Company Projections”). Sandler O’Neill applied a financial forecasting model to guidance from management of the Company regarding key assumptions and estimates to prepare financial projections for 2011 and 2012 (the “Updated 2011-12 Model Projections”). The Updated 2010 Yearly Company Projections and the Updated 2011-12 Model Projections (collectively, the “June 2010 Presentation Projections”) were included in, and formed the basis of, the Sandler O’Neill valuation presentation to the Parent dated June 21, 2010. The June 2010 Presentation Projections are summarized below:

	2010	2011	2012
	(US GAAP, Dollars in millions)
Net interest income	$370.5	$378.4	$379.8
Provision for loan losses	$(155.3)	$(155.3)	$(155.3)
Other income	$115.5	$110.4	$110.8
Operating expenses	$(260.1)	$(266.0)	$(267.2)
Net income	$55.6	$55.3	$55.8

The 2010 Yearly Company Projections, were prepared on the basis of IFRS because the Parent uses IFRS in preparing its own financial statements. The 2009-12 Company Projections, 2009-10 Company Projections, 2009-12 Model Projections, and June 2010 Presentation Projections were each prepared in accordance with US GAAP, which is the basis by which the Company prepares its own financial statements. IFRS reflects a predominantly principles-based approach to developing accounting standards, rather then the predominantly rules-based approach commonly used in other generally accepted accounting principles, such as US GAAP. Generally, IFRS requires the use of more conservative estimates of provision and allowance for loan losses than US GAAP. On the other hand, IFRS does not include certain favorable valuation adjustments on financial instruments required by US GAAP.

The Company does not as a matter of course make public projections as to future sales, earnings, or other results. None of the 2009-12 Company Projections, 2009-10 Company Projections, 2009-12 Model Projections, 2010 Yearly Company Projections or June 2010 Presentation Projections (collectively, the “Projections”) were prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Offer to Purchase are cautioned not to place undue reliance on any of the Projections. Such forward looking information involve risks and uncertainties, many of which are outside of the Company’s control, that could cause actual outcomes and results to differ materially from current expectations. These risks and uncertainties include, among other things, regional and national conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, competitive and regulatory factors and legislative changes as well as other factors set forth under “Risk Factors” in the Company’s public disclosure.

Neither the Company’s independent registered public accountants, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections.

Neither we nor any of our affiliates or representatives assumes any responsibility for the accuracy of the Projections or the projections contained therein. It is expected that there will be differences between actual results and the results included in such projections, and actual results for the periods to which such projections relate may be materially greater or less than those contained in the projections. The inclusion of the financial information summarized above should not be regarded as an indication that we or any of our affiliates or representatives considers any of the Projections to be a reliable prediction of future events, and the information should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in any of the Projections and none of us intends to update or otherwise revise any of the Projections to reflect circumstances existing after the date it was made or to reflect the occurrence of future events even if underlying assumptions are shown to be in error.

THE OFFER AND THE MERGER

1. Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, on July 22, 2010, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is not subject to any conditions. See “The Offer and the Merger—Section 10—Source and Amount of Funds”. Subject to any applicable rules and regulations of the SEC, we expressly reserve the right in our sole discretion to (i) extend the Offer at any time and from time to time for any reason or (ii) amend the Offer in any respect at any time, in each case, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by making a public announcement thereof.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that if a material change approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, subject to withdrawal rights as set forth in “The Offer and the Merger—Section 4—Withdrawal Rights.”

Any termination, extension, delay, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit the tender of additional Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period and (v) the same form and amount of consideration is paid to stockholders in the Offer and the Subsequent Offering Period. Withdrawal rights are not available with respect to Shares tendered in a Subsequent Offering Period. If we include a Subsequent Offering Period, we may extend it from time to time.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

We are making a request to the Company for its stockholders list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon our receipt of such lists from the Company, we will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We will be deemed to have accepted for payment Shares tendered pursuant to the Offer when, as and if we give oral or written notice of our acceptance to the Depositary.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer and the Merger—Section 3—Procedure for Tendering Shares—Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent’s Message (as defined in “The Offer and the Merger—Section 3—Procedure for Tendering Shares—Book-Entry Delivery”)) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer and the Merger—Section 3—Procedure for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3. Procedure for Tendering Shares.

Valid Tender of Shares. To tender Shares in the Offer, either (i) the Depositary must receive prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer such Shares and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Delivery of Shares on the LATIBEX. If you hold your shares through the Madrid Latin American Securities Market (LATIBEX) and wish to tender Shares in the Offer, you should notify Santander Investment, SA, the depositary institution participant in the Spanish central securities depositary (which is referred to as “Iberclear”) for Shares deposited on the LATIBEX. You will receive the euro equivalent of the cash consideration that will be paid in dollars in the Offer from Santander Investment, SA through the participant entities in Iberclear.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by the registered holder of Shares who has not completed the box labeled “Special Payment Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, (or an Agent’s Message) and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 28%) from any payments made pursuant to the Offer or the Merger unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish that you are exempt from backup withholding. If you are a nonresident alien or foreign entity, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate Internal Revenue Service Form W-8.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after August 19, 2010.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described under “The Offer and the Merger—Section 3—Procedure for Tendering Shares.” If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or to waive of any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

5. Subject Company Information.

Name and Address. The name of the Company is Santander BanCorp. The principal executive offices of the Company are located at Santander Tower, B-7 Tabonuco Street, Guaynabo, Puerto Rico 00968, and its telephone number is (787) 777-4100.

The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at the Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrations that file electronically with the Commission at http://www.sec.gov.

Securities. The exact title of the class of equity securities subject to the Offer and the subsequent Merger is: Common Stock, par value $2.50 per share, of the Company. As of March 31, 2010, there were 46,639,104 Shares outstanding.

Trading Market, Price and Dividends. The Shares have been trading on the New York Stock Exchange under the symbol “SBP” and on the Madrid Latin American Securities Market (LATIBEX) under the symbol “XSBP”. The following table sets forth the high and low closing sales prices per Share for each of the periods indicated, as reported in publicly available sources, as well as the declared and paid dividends.

	High	Low	Dividends
Year ended December 31, 2007
First Quarter	$19.79	$17.49	$0.16
Second Quarter	18.87	14.45	0.16
Third Quarter	15.14	10.30	0.16
Fourth Quarter	8.76	7.90	0.16
Year ended December 31, 2008
First Quarter	$14.56	$7.06	$0.10
Second Quarter	15.00	9.23	0.10
Third Quarter	15.50	9.63	—
Fourth Quarter	14.50	6.63	—
Year ended December 31, 2009
First Quarter	$13.49	$5.74	—
Second Quarter	8.13	6.18	—
Third Quarter	10.80	5.18	—
Fourth Quarter	13.12	9.58	—
Year ended December 31, 2010
First Quarter	$12.56	$11.73	—
Second Quarter (through June 23, 2010)	12.54	10.81	—

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.

Prior Public Offerings. Neither we nor, to our knowledge, the Company, has made an underwritten public offering of the Shares for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration thereunder pursuant to Regulation A.

Prior Stock Purchases. Neither we nor any of our affiliates has purchased any Shares during the past two years, except as described in “The Offer and the Merger—Section 8—Past Contacts, Transactions, Negotiations and Agreements.”

Financial Information. The audited consolidated balance sheets of the Company as of December 31, 2009 and 2008 and the audited consolidated statements of operations for each of the three years in the period ended December 31, 2009 and the unaudited consolidated balance sheets of the Company as of March 31, 2010 and the unaudited consolidated statements of income for each of the three-month periods ended March 31, 2010 and 2009 are incorporated herein by reference to the Consolidated Financial Statements and Supplementary Data of the Company included as Item 8 to the Company’s Annual Report on Form 10-K for its year ended December 31, 2009 (the “Form 10-K”) and as Item 1 to the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2010 (the “Form 10-Q”).

The Form 10-K and Form 10-Q are available for inspection and copying at the Commission’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

Summary Information. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived by us from the audited consolidated financial statements of the Company contained in the Form 10-K and the unaudited financial statements of the Company contained in the Form 10-Q. More comprehensive financial information is included in the Form 10-K and the Form 10-Q and in other documents filed by the Company with the Commission, and the following financial information is qualified in its entirety by reference to the Form 10-K and the Form 10-Q and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

	Year Ended December 31,			Three Months Ended March 31,
	2009	2008	2007	2010	2009
	(Dollar in thousands, except per data share)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Interest income	$482,158	$600,771	$674,210	$113,582	$128,675
Interest expense	130,431	244,449	362,531	18,821	44,282

Net interest income	351,727	356,322	311,679	94,761	84,393
Security gains	9,251	5,154	1,265	—	9,251
Loss on extinguishment of debt	(9,600)	—	—	—	(9,600)
Broker-dealer, asset management and insurance fees	62,688	74,808	68,265	13,591	12,965
Other income	60,107	67,873	78,590	15,780	12,752
Operating expenses	269,067	324,627	344,016	62,807	69,377
Provision for loan losses	152,496	175,523	147,824	30,093	41,100
Income tax (benefit) provision	11,335	(6,524)	4,204	9,802	(685)

Net income (loss)	$41,275	$10,531	$(36,245)	$21,430	$(31)

PER COMMON SHARE DATA
Net income (loss)	$0.88	$0.23	$(0.78)	$0.46	$—
Book value	$12.78	$11.83	$11.50	$13.27	$11.70
Outstanding shares:
Average	46,639,104	46,639,104	46,639,104	46,639,104	46,639,104
End of period	46,639,104	46,639,104	46,639,104	46,639,104	46,639,104
Cash Dividend per Share	$—	$0.20	$0.64	$—	$—
AVERAGE BALANCES
Loans held for sale and loans, net of allowance for loan losses	$5,529,239	$6,584,842	$6,900,764	$5,219,713	$5,836,035
Allowance for loan losses	191,738	175,100	125,897	195,989	192,800
Earning assets	6,375,311	8,014,368	8,530,213	6,006,634	6,968,818
Total assets	7,112,754	8,740,670	9,199,712	6,772,021	7,757,024
Deposits	4,645,829	5,558,667	5,221,999	4,377,273	5,010,354
Borrowings	1,565,983	2,314,535	3,093,947	1,505,673	1,830,525
Common equity	569,700	564,238	573,536	609,408	555,441
PERIOD END BALANCES
Loans held for sale and loans, net of allowance for loan losses	$5,273,170	$5,967,958	$6,911,380	$5,185,389	$5,657,583
Allowance for loan losses	197,303	191,889	166,952	198,160	196,510
Earning assets	6,124,895	7,186,973	8,519,773	6,095,102	6,696,810
Total assets	6,766,436	7,897,576	9,160,213	6,857,677	7,352,980
Deposits	4,395,560	5,014,902	5,160,703	4,481,259	5,099,681
Borrowings	1,506,754	1,939,384	3,138,730	1,483,200	1,334,154
Common equity	595,897	551,636	536,536	619,019	545,465
SELECTED RATIOS
Performance:
Net interest margin on a tax equivalent basis (on an annualized basis)	5.56%	4.50%	3.74%	6.46%	4.98%
Efficiency ratio (1)	56.77%	60.39%	66.32%	52.37%	62.38%
Return on average total assets (on an annualized basis) *	0.58%	0.12%	(0.39)%	1.28%	0.00%
Return on average common equity (on an annualized basis) *	7.25%	1.87%	(6.32)%	14.26%	(0.02)%
Dividend payout	0.00%	86.96%	(82.05)%	0.00%	0.00%
Average net loans/average total deposits	119.02%	118.46%	132.15%	119.25%	116.48%
Average earning assets/average total assets	89.63%	91.69%	92.76%	88.69%	89.84%
Average stockholders’ equity/average assets	8.01%	6.46%	6.24%	9.00%	7.16%
Fee income to average assets	1.44%	1.37%	1.26%	1.38%	1.22%

	Year Ended December 31,						Three Months Ended March 31,
	2009		2008		2007		2010		2009
	(Dollar in thousands, except per data share)
Capital:
Tier I capital to risk-adjusted assets	10.60%		8.41%		7.42%		11.10%		8.95%
Total capital to risk-adjusted assets	15.55%		12.83%		10.55%		16.15%		13.68%
Leverage Ratio	7.98%		6.10%		5.38%		8.26%		6.21%
Asset quality:
Non-performing loans to total loans	5.30%		3.45%		4.16%		5.69%		4.07%
Annualized net charge-offs to average loans	2.57%		2.23%		1.25%		2.19%		2.45%
Allowance for loan losses to period-end loans	3.61%		3.12%		2.36%		3.68%		3.36%
Allowance for loan losses to non-performing loans	68.07%		90.21%		56.70%		64.64%		82.53%
Allowance for loan losses to non-performing loans plus accruing loans past-due 90 days or more	65.54%		84.84%		55.36%		61.85%		77.37%
Non-performing assets to total assets	4.79%		2.97%		3.39%		4.98%		3.62%
Recoveries to charge-offs	3.25%		2.52%		3.97%		4.03%		3.49%
EARNINGS TO FIXED CHARGES:
Excluding interest on deposits	1.94	x	1.04	x	0.82	x	3.74	x	0.96	x
Including interest on deposits	1.39	x	1.02	x	0.91	x	2.56	x	0.98	x
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Excluding interest on deposits	1.94	x	1.04	x	0.82	x	3.74	x	0.96	x
Including interest on deposits	1.39	x	1.02	x	0.91	x	2.56	x	0.98	x
OTHER DATA AT END OF PERIOD
Customer financial assets under management	$13,501,000		$13,413,000		$13,263,000		$13,644,000		$13,958,000
Full service branches	54		57		61		54		54
Consumer retail branches	60		64		68		60		64

Total branches	114		121		129		114		118
ATMs	145		169		140		141		163

*	Per share data is based on the average number of shares outstanding during the periods.
(1)	Operating expenses divided by net interest income on a tax equivalent basis, plus other income excluding gain on sale of securities available for sale, gain on equity securities and loss on early termination of repurchase agreements.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

6. Certain Information Concerning the Purchaser and Parent.

BANCO SANTANDER, S.A.

Name and Address. The principal business address of the Parent, which also serves as its principal office, is Ciudad Grupo Santander, Avenida de Cantabria s/n. 28660 Boadilla del Monte. Madrid, Spain, tel: +34-91-259-6520.

Business Background of Entity. The Parent is organized under the laws of the Kingdom of Spain. The Parent is the parent bank of the Santander Group.

Business and Background of Natural Persons. The name, business address, position with the Parent, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of the Parent, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth on Schedule A hereto. Except as set forth in Schedule A hereto, during the last five years, none of the Parent or, to the best knowledge of the Parent, any of the persons listed in Schedule A to this Offer to Purchase has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Parent or, to the best knowledge of the Parent, any of the persons listed in Schedule A to this Offer to Purchase was a party to any civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

ADMINISTRACIÓN DE BANCOS LATINOAMERICANOS SANTANDER, S.L.

Name and Address. The principal business address of the Purchaser, which also serves as its principal office, is Ciudad Grupo Santander, Avenida de Cantabria s/n. 28660 Boadilla del Monte. Madrid, Spain, tel: +34-91-289-1062.

Business Background of Entity. The Purchaser is organized under the laws of the Kingdom of Spain and is indirectly wholly owned by the Parent. The Purchaser was formed to serve as, and currently is, the beneficial owner of 90.6% of the Shares.

Business and Background of Natural Persons. The name, business address, position with the Purchaser, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of the Purchaser, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted, are set forth on Schedule A hereto. During the last five years, none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule A to this Offer to Purchase has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Schedule A to this Offer to Purchase was a party to any civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

7. Terms of the Merger.

Material Terms. Following consummation of the Offer described above under “The Offer and the Merger—Section 1—Terms of the Offer,” we intend to consummate, as soon as reasonably practicable, the Merger. Under Puerto Rico law, if we own 90% or more of the outstanding Shares, we may effect the Merger without a vote of, or prior notice to, the Company’s board of directors or the Public Stockholders. The Purchaser, who currently is the beneficial owner of 90.6% of the Shares, will form DL Acquisition Corp. (“DL Acquisition”). After the consummation of the Offer, the Purchaser will contribute all of its Shares to DL Acquisition in exchange for shares of common stock of DL Acquisition. As a result of this contribution and prior to the Merger, DL Acquisition will hold at least 90% of the outstanding Shares represented by the Shares currently owned by the Purchaser plus any Shares acquired by the Purchaser pursuant to the Offer. On the effective date of the Merger, DL Acquisition will merge with and into the Company pursuant to Puerto Rico law, with the Company to be the surviving corporation. To so merge, the Board of Directors and the stockholders of DL Acquisition will approve the Merger and DL Acquisition will file a certificate of ownership and merger with the Secretary of State of Puerto Rico. On the effective date of the Merger:

•

each Share issued and outstanding immediately prior to the effective date of the Merger will be cancelled and extinguished and each Share held by the Public Stockholders (other than Shares held by the Public Stockholders, if any, who properly exercise their statutory appraisal rights under Puerto Rico law) will be converted into and become a right to receive the Merger consideration; and

•

each share of DL Acquisition’s capital stock issued and outstanding immediately prior to the effective date of the Merger will be converted into one validly issued, fully paid, and nonassessable share of common stock of the Company as the surviving corporation of the Merger. As a result of the Merger, the Purchaser as sole stockholder of DL Acquisition will own all of the outstanding equity interests in the Company.

All Public Stockholders remaining after the Offer will receive upon consummation of the Merger the same price per share in cash as was paid in the Offer, without interest and less applicable withholding taxes. The reasons for the Merger are set out in “Special Factors—Purposes, Alternatives, Reasons, and Effects of the Transactions.”

Upon completion of the Merger, in order to receive the cash price of $12.69 per Share, without interest and less applicable withholding taxes, each Public Stockholder or a duly authorized representative must (1) deliver a Letter of Transmittal, appropriately completed and executed, to the Depositary at BNY Mellon Shareowner Services, Attn: Reorganization Dept., and (2) surrender such Shares by delivering the stock certificate or certificates that, prior to the Merger, had evidenced such Shares to the Depositary, as set forth in a Notice of Merger and Appraisal Rights and Letter of Transmittal, which will be mailed to stockholders of record within 10 calendar days of the effective date of the Merger. Public Stockholders are encouraged to read the Notice of Merger and Appraisal Rights and Letter of Transmittal carefully when received. Delivery of an executed Letter of Transmittal shall constitute a waiver of statutory appraisal rights.

Dissenters’ Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, when the Merger is consummated, appraisal rights will be available to holders of Shares at the time of the Merger who demand appraisal of such holders’ Shares and who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Puerto Rico law. In order to assert appraisal rights with respect to the Shares, you must be a record holder of those Shares on the effective date of the Merger and, accordingly, may not tender those Shares in the Offer. In connection with the Merger, if you currently hold your Shares through a broker or other financial intermediary, you may not make an appraisal demand directly. Instead, you must cause the applicable broker or other financial intermediary to submit such appraisal demand on your behalf. If your broker or other financial intermediary fails to properly assert appraisal rights on your behalf, such appraisal rights will be forfeited. You will not have an opportunity to vote for or against the Merger. Each such dissenting holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with interest on such amount. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the subsequent Merger and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer and the subsequent Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Puerto Rico law and is qualified in its entirety by reference to Article 10.13 of the Puerto Rico General Corporations Act, the full text of which is set forth in Schedule C hereto. Any stockholder who considers demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Article 10.13 of the Puerto Rico General Corporations Act will result in the loss of appraisal rights.

Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders when the Merger is consummated.

STOCKHOLDERS WHO TENDER SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR. IN CONNECTION WITH THE MERGER, IF YOU CURRENTLY HOLD YOUR SHARES THROUGH A BROKER OR OTHER FINANCIAL INTERMEDIARY, YOU MAY NOT MAKE AN APPRAISAL DEMAND DIRECTLY. INSTEAD, YOU MUST CAUSE THE APPLICABLE BROKER OR OTHER FINANCIAL INTERMEDIARY TO SUBMIT SUCH APPRAISAL DEMAND ON YOUR BEHALF. IF YOUR BROKER OR OTHER FINANCIAL INTERMEDIARY FAILS TO PROPERLY ASSERT APPRAISAL RIGHTS ON YOUR BEHALF, SUCH APPRAISAL RIGHTS WILL BE FORFEITED. IN ADDITION, IF YOU TENDER YOUR SHARES IN THE OFFER YOU WILL FORFEIT YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE SHORT-FORM MERGER.

Rule 13e-3. Because the Purchaser is an affiliate of the Company, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer, the subsequent Merger that will be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Offer and such Merger. We have provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act. Following the Merger, we intend to file a Form 15 to evidence the termination of the Company’s duty to file reports pursuant to Section 15(d) of the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met.

Provisions for Unaffiliated Security Holders. We do not intend to grant the Public Stockholders special access to the Company’s records in connection with the Offer and the subsequent Merger. We do not intend to obtain counsel to or appraisal services for the Public Stockholders.

8. Past Contacts, Transactions, Negotiations and Agreements.

Transactions. The Company and certain of its affiliates regularly engage in transactions with each other in the ordinary course of business. The Company and its subsidiaries have been part of the strategic vision of the Santander Group. As a result, the Company and its subsidiaries and the Santander Group are currently parties to a number of commercial and financial agreements. These agreements include loan agreements, information technology service agreements and various deposit agreements. Information regarding these agreements, transactions and arrangements, including the amounts involved, is set forth below and in the Company’s 2009 Proxy Statement under the heading “Transactions with Affiliates,” and in the Company’s Form 10-K under Note 21—“Related Party Transactions” to the Consolidated Financial Statements of the Company, which sections are incorporated by reference herein. All descriptions provided in this Offer to Purchase regarding these agreements, transactions and arrangements is qualified by reference to the Company’s 2009 Proxy Statement and Form 10-K.

The Company engages in transactions with affiliated companies of the Purchaser in the ordinary course of business. At December 31, 2009 and 2008 and for the years then ended, the Company had the following balances and/or transactions with related parties of the Purchaser:

	At December 31
	2009	2008
Deposits from related parties	$789,845	$695,948
Interest-bearing deposits with affiliates	1,441	3,757
Other borrowings from an affiliate	60,000	60,000
Loans to directors, officers, and related parties (on substantially the same terms and credit risks as loans to third parties)	2,644	2,604
Technical assistance income for services rendered	4,016	3,651
Operating expenses for electronic data processing services received	18,349	17,288
Technical assistance expense for software development	789	753
Rental income	573	439
Fair value of derivative financial instruments purchased from affiliates	(102,129)	(158,552)
Fair value of derivative financial instruments sold to affiliates	—	(1,417)
Loans sold to an affiliate	142,017	300,097

On March 25, 2008, the Company and Santander Financial Services, Inc., a wholly owned subsidiary of the Company (“Santander Financial”), entered into a collateralized loan agreement with Banco Santander Puerto Rico (“Santander Puerto Rico”), a wholly-owned subsidiary of the Company. The proceeds of the loans made under this loan agreement were used to refinance the outstanding indebtedness incurred under a bridge facility agreement among the Company, Santander Financial and National Australia Bank Limited, and for general corporate purposes. Under the terms of the loan agreement, the Company and Santander Financial borrowed $186 million and $454 million, respectively. The loans were fully-collateralized by a certificate of deposit in the amount of $640 million opened by Banco Santander and provided as security for the loan pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The Company and Santander Financial also agreed to pay a fee of 0.10% net of taxes, deduction and withholdings, on an annualized basis, to Banco Santander in connection with its agreement to collateralize the loans with its deposit.

On September 24, 2008, the Company and Santander Financial, entered into a collateralized loan agreement with Santander Puerto Rico. Under the loan agreement, Santander Puerto Rico advanced $200 million and $430 million in loans to the Company and Santander Financial, respectively. The proceeds of the loans were used to refinance the outstanding indebtedness incurred under the March 25, 2008 loan agreement among the Company, Santander Financial and Santander Puerto Rico described below, and for general corporate purposes. The loans are collateralized by a certificate of deposit in the amount of $630 million opened by Banco Santander at Santander Puerto Rico and provided as security for the loans pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The Company and Santander Financial have agreed to pay an annual fee of 0.10% net of taxes, deductions and withholdings to Banco Santander in connection with its agreement to collateralize the loans with its deposit.

On September 24, 2009, the Company and Santander Financial entered into a collateralized loan agreement with Santander Puerto Rico. The proceeds of the loans made under the loan agreement were used to refinance the amounts outstanding under the collateralized loan agreement dated September 24, 2008, among the Company, Santander Financial and Santander Puerto Rico, and for general corporate purposes. Under the terms of the loan agreement, the Company and Santander Financial borrowed $190 million and $440 million, respectively. The loans were fully-collateralized by a certificate of deposit in the amount of $630 million opened by Banco Santander and provided as security for the loan pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The Company and Santander Financial also agreed to pay a fee of 0.10% net of taxes, deductions and withholdings, on an annualized basis, to Banco Santander in connection with its agreement to collateralize the loans with its deposit.

On January 22, 2010, the Company and Santander Financial entered into a collateralized loan agreement with Santander Puerto Rico. The proceeds of the loans made under the loan agreement were used to refinance the amounts outstanding under the collateralized loan agreement dated September 24, 2009, among the Company, Santander Financial and Santander Puerto Rico, and for general corporate purposes. Under the terms of the loan agreement, the Company and Santander Financial borrowed $182 million and $430 million, respectively. The loans were fully-collateralized by a certificate of deposit in the amount of $612 million opened by Banco Santander and provided as security for the loan pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The Company and Santander Financial also agreed to pay a fee of 0.10% net of taxes, deductions and withholdings, on an annualized basis, to Banco Santander in connection with its agreement to collateralize the loans with its deposit.

On March 23, 2010, the Company and Santander Financial entered into a collateralized loan agreement with Santander Puerto Rico. The proceeds of the loans made under the loan agreement were used to refinance the amounts outstanding under the collateralized loan agreement dated January 22, 2010, among the Company, Santander Financial and Santander Puerto Rico, and for general corporate purposes. Under the terms of the loan agreement, the Company and Santander Financial borrowed $182 million and $422 million, respectively. The loans were fully-collateralized by a certificate of deposit in the amount of $604 million opened by Banco Santander and provided as security for the loan pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The Company and Santander Financial also agreed to pay a fee of 0.10% net of taxes, deductions and withholdings, on an annualized basis, to Banco Santander in connection with its agreement to collateralize the loans with its deposit.

On May 24, 2010, the Company and Santander Financial entered into a collateralized loan agreement with Santander Puerto Rico. The proceeds of the loans made under the loan agreement were used to refinance the amounts outstanding under the collateralized loan agreement dated March 23, 2010, among the Company, Santander Financial and Santander Puerto Rico, and for general corporate purposes. Under the terms of the loan agreement, the Company and Santander Financial borrowed $167 million and $422 million, respectively. The loans were fully-collateralized by a certificate of deposit in the amount of $589 million opened by Banco Santander and provided as security for the loan pursuant to the terms of a Security Agreement, Pledge and Assignment between Santander Puerto Rico and Banco Santander. The Company and Santander Financial also agreed to pay a fee of 0.10% net of taxes, deductions and withholdings, on an annualized basis, to Banco Santander in connection with its agreement to collateralize the loans with its deposit.

Prior Stock Purchases. Since January 1, 2008, Banco Santander’s treasury division has purchased 802,062 Shares through transactions as a market maker for the Shares on the Madrid Latin American Securities Market (LATIBEX) at prices ranging from €4.27 to €10.00 per Share (or $5.97 to $14.70 per Share*). Neither we nor any of our affiliates has purchased any other Shares during the past two years and no Shares have been purchased by us since January 18, 2010. The following table sets forth the average purchase price per Share paid for each of the periods indicated.

	Average Purchase Price (in euros)	Average Converted Purchase Price (in dollars)*
Year ended December 31, 2008
First Quarter	7.23	10.78
Second Quarter	7.46	11.65
Third Quarter	7.98	11.96
Fourth Quarter	8.14	10.71
Year ended December 31, 2009
First Quarter	6.99	9.09
Second Quarter	5.45	7.25
Third Quarter	5.87	8.51
Fourth Quarter	7.42	11.35
Year ended December 31, 2010
First Quarter	8.36	12.05

*	Converted purchase price in dollars calculated using the euro/dollar conversion rate published in the Federal Reserve Board H.10 Weekly Update for such date.

Significant Corporate Events. On April 30, 2008, Santander Puerto Rico and Crefisa, Inc. (“Crefisa”), a subsidiary of Banco Santander, S.A., entered into a Master Loan Sale and Assignment Agreement. According to the agreement, Crefisa agreed to purchase, from time to time, certain non-performing commercial and residential loans owned by Santander Puerto Rico. On the same date, Santander Puerto Rico and Crefisa entered into a Master Servicing Agreement under which Santander Puerto Rico agreed to service, in exchange for a fee, the commercial and residential loans it sells to Crefisa under the Master Loan Sale and Assignment Agreement. To date, Crefisa has purchased approximately $300.1 million in commercial and residential loans from Santander Puerto Rico in eight separate transactions under the Master Loan Sale and Assignment Agreement. These transactions were made at net book value and were approved by the Company’s Audit Committee.

Crefisa, from time to time, has purchased troubled assets from Santander Puerto Rico. From time to time and upon request, Banco Santander, S.A. transfers moneys to Crefisa in order to fund its operations. Crefisa reviews any purchase and sale transaction proposed by the Company or its subsidiaries. Upon approval of the proposed purchase and sale transaction, Crefisa disburses funds received from Banco Santander, S.A. for such purposes.

On December 10, 2008, Santander Puerto Rico issued $60 million of its subordinated notes to Crefisa, Inc. under a Subordinated Note Purchase Agreement. The subordinated notes are due on December 10, 2028 and pay interest semiannually at the rate of 7.5% per annum.

Negotiations or Contacts. As part of the regular review of the Santander Group’s business, senior management of the Santander Group reviews its long-term strategic goals and potential ways to address strategic imperatives and industry developments. As part of this process, senior management regularly considers potential opportunities for business combinations, acquisitions, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives.

Since 1998, the Santander Group has owned a substantial majority of the Company’s or its banking subsidiary’s stock and has been the Company’s most significant strategic partner. As a result of its majority ownership and extensive and ongoing commercial and financial arrangements with the Company, the Santander Group regularly receives a variety of financial, operating and other information from the Company. In connection with the Santander Group’s ongoing review process, its senior management has considered from time to time various alternatives with respect to the Santander Group’s investment in the Company, including increasing its stake in the Company and engaging in certain business combinations and restructurings involving the Company. In certain cases, these internal deliberations led to discussions with representatives of the Company although none led to an agreement.

Rule 13e-3 under the Exchange Act requires us to describe any negotiations or contacts during the past two years between the Santander Group and the Company regarding certain significant corporate events, such as a merger, acquisition or tender offer.

On January 11, 2008, Keefe, Bruyette & Woods (“KBW”), delivered a presentation to Mr. Carlos M. García, the Company’s former Chief Operating Officer, providing an overview of a potential going private transaction, presenting various going private case studies, and summarizing potential pricing considerations. Upon receipt, Mr. García forwarded the presentation to Mr. José Ramón González, the Company’s former Chief Executive Officer, and Mr. Victor Barallat, Banco Santander, S.A.’s Director of Financial Resources and Business Development for Latin America, for the Santander Group, and outside counsel.

On February 22, 2008, KBW delivered a presentation to Mr. Barallat and Mr. García, providing an overview of various structures for a potential going private transaction, including the use of a tender offer, short-form merger and reverse stock split, the potential financial impact of a going private transaction and summarizing potential pricing considerations.

On March 12, 2008, Mr. Barallat and Mr. García met in San Juan, Puerto Rico to discuss potential going private alternatives.

During March, April and May of 2008, representatives of the Company and its external advisors, as well as representatives of the Santander Group held several meetings and engaged in discussions regarding the federal securities and Puerto Rico corporate law implications of the various structures considered for a going private transaction and the applicable tax consequences. The structures discussed included a tender offer followed by a reverse stock split and a short-form merger.

Thereafter, the Company’s external advisors held various meetings and conference calls with the Company’s senior management and the senior management of the Santander Group during the month of June 2008 to discuss possible structures to effect a going private transaction while minimizing tax effects in different jurisdictions. The structures discussed included a short-form merger and a tender offer followed by a reverse stock split. However, following discussions on July 1, 2008, between members of management of Banco Santander, S.A. Victor Barallat, Carlos de Nicolas and Daniel Mendez and members of the Company’s senior management, Mrs. Calero and Mr. Bonilla, consideration of the Company’s proposed going private transaction was suspended.

Beginning in February 2009, the Santander Group recommenced consideration of a potential going private transaction with senior management of the Company. On February 25, 2009, representatives of senior management from the Company and the Santander Group met by conference call to discuss with external advisors a possible going-private transaction. Thereafter, and following further discussion, the Santander Group concluded that a going private transaction structured as a short-form merger under Puerto Rico law would be preferable to a tender offer followed by a reverse stock split.

On February 26, 2009, the Company’s board of directors held a meeting at the Company’s offices in San Juan, Puerto Rico. At the meeting, Mr. Juan Moreno, the Company’s Chief Executive Officer, presented the going private transaction structured as a short-form merger. At the same meeting, Mr. Richard W. Durkes,

Managing Director of Sandler O’Neill, provided a brief presentation to the Company’s board of directors on the merger process. After the presentation, the board of directors of the Company adopted a resolution creating a special committee (the “Special Committee”) of the Company’s independent directors composed of Mr. Victor Arbulu, Mr. Roberto Valentin and Mr. Stephen Ferriss, in order to evaluate any price proposal made by the Santander Group in the short-form merger. Immediately following the conclusion of the board meeting, the Special Committee held its first meeting and designated Mr. Arbulu as its Chairman.

Over the month of March 2009, the Company’s and the Santander Group’s management held a series of meetings and discussions with their advisors regarding the potential short-form merger.

On March 9, 2009, Sandler O’Neill was engaged as the financial advisor to the Special Committee.

In March 2009, management of the Company provided financial projections for 2009 through 2012 to Sandler O’Neill in connection with Sandler O’Neill’s valuation analysis of the Company.

On March 26, 2009, Mr. Durkes and Ms. Hollie Hyslop of Sandler O’Neill met with the Special Committee. At the meeting, Mr. Durkes summarized the process employed in Sandler O’Neill’s valuation analysis and made a preliminary report regarding the Company’s valuation. Ms. Hyslop then proceeded to discuss how volatility and certain other factors affected the valuation of the Company.

During April 2009, the Santander Group and the Company continued to hold regular meetings and discussions with their advisors regarding a potential going-private transaction. The Santander Group concluded that (i) Puerto Rico does not require the approval of, or any other action by, the subsidiary’s board of directors or any special committee thereof in connection with a short-form merger, and (ii) a short-form merger would result in the imposition of a Puerto Rico withholding tax on payments to the Company’s minority stockholders that are U.S. citizens not resident in Puerto Rico, to other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business.

In light of these considerations, on April 15, 2009 and April 17, 2009, the Santander Group and the Company discussed various alternatives with their advisors in order to streamline the potential going private transaction and prevent certain of the Company’s minority stockholders from being subject to the Puerto Rico withholding tax. Following these discussions, the Santander Group preliminarily decided to structure the going private transaction as a two-step transaction beginning with a tender offer for the approximately 9% of the Shares not owned by the Santander Group and a subsequent short-form merger in order to cash-out the remaining Company minority stockholders. The tender offer would permit certain of the Company’s stockholders to avoid the withholding tax required under the Puerto Rico Code in the short-form merger. The Santander Group also determined that it would not seek the approval of the board of directors of the Company with respect to these transactions.

From April 15 to April 29, 2009, the Special Committee and its advisors discussed whether the Special Committee should disband in light of Santander’s withdrawal of its request that the Company’s board approve the transactions, the lack of any obligation under Puerto Rico law to evaluate the fairness or desirability of the transactions, and the ability of Santander to complete the merger at any time without the approval of either the board of directors of the Company or its shareholders. On April 29, the Special Committee met with representatives of Sandler O’Neill and the Santander Group to discuss the transactions and determined to dissolve the Special Committee and terminate the engagement by the Committee of Sandler O’Neill.

On April 30, 2009, the Company’s board of directors approved a resolution dissolving the Special Committee.

Shortly thereafter, the Santander Group engaged Sandler O’Neill in order to provide an opinion on the fairness of the transactions to the minority shareholders of the Company. Beginning in May 2009, management of the Company provided financial projections to Sandler O’Neill in connection with the preparation of Sandler O’Neill’s fairness opinions and updated those projections from time to time thereafter. The final such update prior to the issuance of Sandler O’Neill’s fairness opinion dated December 14, 2009 was provided to Sandler O’Neill on December 11, 2009. See “Company Financial Projections”.

On December 13, 2009, Mr. Barallat notified the Company’s board of directors that the Santander Group would be announcing its intention to commence a tender offer for the approximately 9% of shares of common stock of the Company not held by the Santander Group at a price of $12.25, followed by a short-form merger at the same price as paid in the tender offer.

On December 14, 2009, Sandler O’Neill delivered to the management of the Parent its valuation presentation and opinion as to the fairness of the purchase price of $12.25 to the Public Stockholders from a financial point of view.

Prior to the open of trading on the New York Stock Exchange on December 14, 2009, the Santander Group publicly announced that it intended to (1) commence the Offer for the Shares at $12.25 per share; and (2) as soon as reasonably practicable after the consummation of the Offer, consummate the Merger, in which all remaining Public Stockholders would receive the same price per share as was paid in the offer, without interest and less applicable withholding taxes. Subsequently, the Santander Group requested a list of the Company’s stockholders of record and certain other information pursuant to Puerto Rico corporate law for the purpose of disseminating the tender offer to the Company’s stockholders.

On December 14, 2009, the Company’s board of directors adopted a resolution creating a special committee (the “December Special Committee”) of the Company’s independent directors composed of Mr. Victor Arbulu, Mr. Roberto Valentin and Mr. Stephen Ferriss, in order to evaluate and provide a position on the proposed Offer.

On December 21, 2009, the December Special Committee resolved to take no view with respect to the proposed Offer.

In the first week of June 2010, management of the Parent requested that Sandler O’Neill update its financial analysis regarding the value of the Company.

On June 16, 2010 and June 17, 2010, management of the Company provided Sandler O’Neill with updated financial projections for 2010 and guidance regarding key assumptions and estimates for 2011 and 2012 in connection with Sandler O’Neill’s updated financial analysis regarding the value of the Company. See “Company Financial Projections”.

On June 18, 2010, Sandler O’Neill delivered to the management of the Parent a draft presentation, which contained various financial analyses regarding the value of the Company. After reviewing Sandler O’Neill’s draft presentation, management of the Parent determined to increase the purchase price by $0.44 to $12.69 per share because they believed that an increase in the purchase price would make the Offer and the transactions contemplated thereunder more attractive to the Public Stockholders.

On June 21, 2010, Sandler O’Neill, delivered to the management of the Parent its presentation and opinion as to the fairness of the purchase price of $12.69 to the Public Stockholders from a financial point of view. Management of the Parent concluded, on the basis of this presentation and opinion, that the $12.69 per share purchase price proposed to be paid to the Public Stockholders of the Company was fair.

On June 24, 2010, management of the Parent notified the board of directors of the Company that the Parent intended to (1) commence the Offer for the Shares at $12.69 per share; and (2) as soon as reasonably practicable after the consummation of the Offer, consummate the Merger, in which all remaining Public Stockholders would receive the same price per share as was paid in the Offer, without interest and less applicable withholding taxes.

Subsequently on June 24, 2010, the Santander Group commenced the Offer.

Agreements Involving the Subject Company’s Securities. There are no agreements, arrangements or understandings, whether or not legally enforceable, between any of us or, to the best of our knowledge, any of the persons on Schedule I hereto and any other person with respect to any securities of the Company.

9. Purposes of the Transactions and Plans or Proposals

Purposes. The purpose of the Offer and the Merger is for us to acquire the minority public interest in the Company and to provide the Public Stockholders with $12.69 in cash for each of their Shares. Following the Offer and the subsequent Merger, we plan to retain the Company as part of our business.

Use of Securities Acquired. The Shares acquired in the Offer and the subsequent Merger from the Public Stockholders will be cancelled.

Plans. It is currently expected that, following the consummation of the Merger, we will evaluate the business and operations of the Company with a view to maximizing the Company’s potential, and we will take such actions as we deem appropriate under the circumstances and market conditions then existing. We may consider, among other things, an internal reorganization of the Company’s businesses, including changes to, or elimination of, the bank holding company structure of the Company and the merger of Santander Financial into Santander Puerto Rico, spin-offs of assets, or a reorganization of the Company and its businesses across our United States operations. Such reorganizations may result in capital gains or losses, greater efficiencies, or changes to the regulations which the Company is subject to, which could increase the profitability of the Company. We intend to cause the Company to terminate the registration of the Shares under Section 12(g)(4) of the Exchange Act following the Merger, which will result in the suspension of the Company’s duty to file reports pursuant to the Exchange Act. For additional information see “The Offer and the Merger—Section 7—Terms of the Transaction” and “Special Factors—Purpose, Alternatives, Reasons and Effects of the Merger.”

We do not currently have any commitment or agreement and are not currently negotiating for sales of any of the Company’s businesses or for the acquisition of any business or material assets. However, we will consider opportunities for acquisitions by the Company and sales of the Company’s businesses as they arise. Additionally, we do not currently contemplate any material change in the composition of the Company’s current management or board of directors.

Except as otherwise described herein, the Company has not, and we have not, as of the date hereof, approved any specific plans or proposals for:

•	any extraordinary corporate transaction involving the Company after the completion of the Merger;

•	any sale or transfer of a material amount of assets currently held by the Company after the completion of the Merger;

•	any change in the board of directors or management of the Company;

•	any material change in the Company’s dividend rate or policy, or indebtedness or capitalization; or

•	any other material change in the Company’s corporate structure or business.

10. Source and Amount of Funds

Source of Funds. The total amount of funds required to pay all the Public Stockholders, and to pay related fees and expenses, is estimated to be approximately $58 million. The Purchaser will obtain all of the necessary funds from a loan by the Parent. The loan will be in the form of a deposit by the Parent with the Purchaser and will have a 30 day term renewable on a monthly basis. The interest rate on the loan will be determined at the time the loan is made according to market conditions.

Conditions. There are no conditions to the Offer and the subsequent Merger or the financing of the Offer and the subsequent Merger. Because the Parent will provide the necessary financing for the Offer and the subsequent Merger, the Purchaser has no alternative financing arrangements.

Expenses. Sandler O’Neill is acting as our financial advisor in connection with the Offer and the subsequent Merger, for which services Sandler O’Neill will receive a fee. We have also agreed to reimburse Sandler O’Neill for reasonable travel and other out-of-pocket expenses incurred in performing its services (including the fees and expenses of outside counsel) and to indemnify Sandler O’Neill against certain liabilities in connection with its services as financial advisor, including certain liabilities under the U.S. federal securities laws. For a discussion of the fees to be paid to Sandler O’Neill in connection with Offer, see “Special Factors—Reports, Opinions, Appraisals and Negotiations.”

We have retained D.F. King & Co., Inc. to act as the information agent and BNY Mellon Shareowner Services to act as the depositary in connection with the Offer and the subsequent Merger. The Information Agent may contact holders of Shares by mail, telephone, and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer and the subsequent Merger to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer and the subsequent Merger. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The following is an estimate of fees and expenses to be incurred by us in connection with the Offer and the subsequent Merger:

Filing fees	$3,979
Fairness Opinion	250,000
Financial Advisor’s fees and expenses	170,000
Information Agent (including mailing)	10,000
Depositary	13,000
Accounting fees	115,000
Legal fees, printing and other	1,620,000

Total	$2,181,979

11. Interest in Securities of the Subject Company

Securities Ownership. Immediately prior to the Offer, the Purchaser is the owner of 42,241,338 Shares, representing 90.6% of the outstanding Shares. Santander Bank & Trust (Bahamas) Limited, a wholly-owned subsidiary of the Parent, is the owner of 11,080 Shares. Because the Parent and its affiliates hold a 100% equity interest in the Purchaser and Santander Bank & Trust (Bahamas) Limited, the Parent may also be deemed to be the beneficial owner of these Shares. See also “The Offer and the Merger—Section 6—Certain Information Concerning the Purchaser and Parent.”

Securities Transactions. Since December 1, 2009, Banco Santander’s treasury division has purchased 67,761 Shares and sold 66,701 Shares through transactions as a market maker for the Shares on the Madrid Latin American Securities Market (LATIBEX). The following table sets forth the date of each purchase or sale, the price per share paid or received for the Shares and the amount of Shares purchased or sold.

Transaction Date	Purchase/Sale	Price (in euros)	Converted Price (in dollars)*	Amount
December 1, 2009	Sale	7.92	11.48	540
December 1, 2009	Sale	7.70	11.63	3000
December 1, 2009	Purchase	7.60	11.69	800
December 1, 2009	Sale	7.92	11.61	126
December 1, 2009	Purchase	7.70	11.52	3000
December 2, 2009	Sale	7.74	11.55	3000
December 2, 2009	Sale	7.91	11.31	3
December 2, 2009	Purchase	7.74	11.60	3000
December 3, 2009	Sale	7.97	11.61	50
December 3, 2009	Purchase	7.69	11.61	1500
December 3, 2009	Purchase	7.63	11.46	300
December 3, 2009	Sale	7.69	11.25	1500
December 4, 2009	Sale	7.67	11.24	1300
December 4, 2009	Purchase	7.67	11.34	1300
December 4, 2009	Purchase	7.51	11.46	867
December 7, 2009	Sale	7.70	11.56	3000
December 7, 2009	Purchase	7.70	11.29	3000
December 8, 2009	Sale	7.70	11.67	2920
December 8, 2009	Purchase	7.70	11.35	2920
December 8, 2009	Purchase	7.70	11.67	80
December 9, 2009	Sale	7.60	11.40	1300
December 9, 2009	Purchase	7.60	11.65	1300
December 9, 2009	Sale	7.91	11.74	1001
December 9, 2009	Purchase	7.46	11.32	725
December 9, 2009	Purchase	7.55	11.29	139
December 10, 2009	Purchase	7.62	11.33	260
December 10, 2009	Sale	7.70	11.33	1300
December 10, 2009	Purchase	7.70	11.18	1300
December 11, 2009	Sale	7.93	11.55	100
December 11, 2009	Sale	7.92	11.24	1000
December 11, 2009	Purchase	7.80	11.58	1000
December 11, 2009	Purchase	7.62	11.56	1300
December 11, 2009	Sale	7.62	11.13	1300
December 14, 2009	Purchase	8.20	12.01	44
December 14, 2009	Purchase	8.20	12.01	56
December 14, 2009	Sale	8.03	11.16	1000
December 14, 2009	Sale	8.03	11.36	100
December 14, 2009	Purchase	7.62	11.94	50
December 14, 2009	Sale	8.03	12.30	100
December 14, 2009	Sale	7.76	11.44	1300
December 14, 2009	Purchase	7.76	11.94	1300
December 14, 2009	Purchase	8.15	11.94	17
December 14, 2009	Purchase	8.40	12.01	145
December 14, 2009	Purchase	7.81	11.76	337
December 14, 2009	Purchase	8.15	11.76	100

Transaction Date	Purchase/Sale	Price (in euros)	Converted Price (in dollars)*	Amount
December 14, 2009	Purchase	8.15	11.76	100
December 14, 2009	Purchase	8.20	11.36	100
December 15, 2009	Sale	8.40	11.83	200
December 15, 2009	Sale	8.15	11.76	1300
December 15, 2009	Purchase	8.15	11.76	1300
December 15, 2009	Purchase	8.10	11.52	193
December 15, 2009	Sale	8.44	12.19	370
December 15, 2009	Purchase	8.10	11.83	30
December 15, 2009	Sale	8.41	12.25	152
December 15, 2009	Sale	8.20	12.21	1000
December 15, 2009	Purchase	7.94	11.90	350
December 16, 2009	Purchase	8.19	11.94	370
December 16, 2009	Purchase	8.19	11.94	400
December 16, 2009	Purchase	8.19	11.94	131
December 16, 2009	Purchase	8.21	11.97	1300
December 16, 2009	Sale	8.21	11.94	1300
December 16, 2009	Purchase	8.19	12.10	287
December 16, 2009	Purchase	8.30	11.97	76
December 17, 2009	Sale	8.15	11.60	60
December 17, 2009	Sale	8.10	11.67	1300
December 17, 2009	Sale	8.38	11.60	1001
December 17, 2009	Purchase	8.10	12.00	1300
December 18, 2009	Sale	8.29	11.51	100
December 18, 2009	Purchase	8.06	11.51	25
December 18, 2009	Purchase	8.06	11.51	1000
December 18, 2009	Purchase	8.06	11.51	500
December 18, 2009	Purchase	8.06	12.00	5
December 18, 2009	Sale	8.10	11.51	1300
December 18, 2009	Purchase	8.40	11.57	100
December 18, 2009	Purchase	8.06	11.84	100
December 18, 2009	Sale	8.29	11.57	1000
December 18, 2009	Sale	8.29	11.84	100
December 18, 2009	Purchase	8.10	11.84	1300
December 21, 2009	Sale	8.45	11.70	296
December 21, 2009	Sale	8.17	12.10	1300
December 21, 2009	Purchase	8.17	11.70	1300
December 22, 2009	Sale	8.25	11.75	1300
December 22, 2009	Purchase	8.25	11.75	1300
December 23, 2009	Sale	8.40	12.19	162
December 23, 2009	Purchase	8.50	12.05	2000
December 23, 2009	Sale	8.50	12.19	2000
December 28, 2009	Sale	8.39	12.07	1300
December 28, 2009	Purchase	8.39	12.07	1300
December 29, 2009	Purchase	8.20	11.77	1300
December 29, 2009	Sale	8.20	11.77	1300
December 30, 2009	Purchase	8.26	11.83	1000
December 30, 2009	Sale	8.44	11.94	100
December 30, 2009	Sale	8.34	12.08	1300
December 30, 2009	Sale	8.44	11.94	1000
December 30, 2009	Sale	8.44	12.08	100

Transaction Date	Purchase/Sale	Price (in euros)	Converted Price (in dollars)*	Amount
December 30, 2009	Purchase	8.34	12.08	1300
January 4, 2010	Purchase	8.40	12.11	2000
January 4, 2010	Sale	8.40	12.11	2000
January 5, 2010	Purchase	8.40	12.10	2500
January 5, 2010	Sale	8.40	12.10	2500
January 6, 2010	Purchase	8.38	12.07	80
January 6, 2010	Sale	8.38	12.07	2520
January 6, 2010	Purchase	8.38	12.07	2520
January 7, 2010	Sale	8.67	11.92	1000
January 7, 2010	Purchase	8.33	12.07	700
January 7, 2010	Purchase	8.43	12.10	700
January 7, 2010	Sale	8.45	12.41	2800
January 7, 2010	Purchase	8.45	12.10	2800
January 8, 2010	Purchase	8.43	12.10	2000
January 8, 2010	Sale	8.43	11.82	2000
January 8, 2010	Purchase	8.23	12.10	354
January 11, 2010	Purchase	8.30	12.06	3000
January 11, 2010	Sale	8.30	12.06	3000
January 12, 2010	Sale	8.50	11.92	300
January 12, 2010	Sale	8.21	12.34	1500
January 12, 2010	Purchase	8.21	11.92	1500
January 13, 2010	Purchase	8.33	12.07	1500
January 13, 2010	Sale	8.33	12.07	1500
January 14, 2010	Purchase	8.31	12.03	1500
January 14, 2010	Sale	8.31	12.03	1500
January 15, 2010	Purchase	8.33	11.98	1500
January 15, 2010	Sale	8.33	11.98	1500
January 18, 2010	Purchase	8.32	11.96	1300
January 18, 2010	Sale	8.32	11.94	1300
January 18, 2010	Purchase	8.31	11.96	500

*	Converted price in dollars calculated using the euro/dollar conversion rate published in the Federal Reserve Board H.10 Weekly Update for such date.

12. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of the Shares. Although this may affect the liquidity and market value of the remaining Shares held by the public, as soon as reasonably practicable following the consummation of the Offer, we intend to consummate a short-form merger with the Company in which all remaining Public Stockholders will receive the same price per share as was paid in the Offer, without interest and less applicable withholding taxes. Therefore even if you decide not to tender your shares in the Offer, the Purchaser will still purchase your Shares promptly thereafter. If you choose not to tender your shares in this Offer, your shares will be cancelled pursuant to the short-form merger in consideration for the same price per share as offered in the Offer, but as required by Puerto Rico law, Puerto Rico tax will be withheld on payments to (i) U.S. citizens not resident in Puerto Rico and whose Shares are held or registered in their name at a rate of 10%; (ii) other individuals not resident in Puerto Rico and foreign corporations and entities not engaged in a Puerto Rico trade or business at a rate of 25%; and (iii) stockholders who hold their shares through a broker, dealer, commercial bank, trust company or other nominee at a rate of 25%. Stockholders who are not Puerto Rico residents and are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax for any gain resulting from the disposition of their Shares pursuant to the Offer but will be subject to Puerto Rico income tax for any gain resulting from the disposition of their Shares pursuant to the Merger. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors—Purpose, Alternatives, Reasons and Effects of the Transactions.”

NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company should fall below 400, (ii) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly-held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the NYSE, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. If the listing of the Shares on the NYSE is not terminated prior to the Merger, then the listing of the Shares on the NYSE will be terminated upon completion of the Merger.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other registered securities of the Company, would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Company. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or reporting on the NYSE. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated upon completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

13. Certain Legal Matters; Regulatory Approvals.

Requirements for a Merger. Following consummation of the Offer we intend to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all outstanding Shares not owned by the Purchaser will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest and less applicable withholding taxes. Under Puerto Rico law, we will be able to effect a second-step merger under the short-form merger provisions of Puerto Rico law without a vote of, or prior notice to, the Company’s board of directors or stockholders.

Regulatory Approval. We are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or the subsequent Merger or of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer or the subsequent Merger. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. There is no current intent to delay the purchase of Shares tendered pursuant to the Offer or the subsequent Merger pending the outcome of any such matter.

Certain Litigation. On December 31, 2009, a purported stockholder of the Company, Juan J. Rivero Souss (“Plaintiff”), filed a putative class action complaint against Parent and the Company (together, the “Defendants”) in the United States District Court for the District of Puerto Rico (the “Court”) challenging the Offer (a copy of the complaint is filed as Exhibit (a)(5)(i) hereto). The litigation is captioned Rivero v. Banco Santander, S.A. et al, C.A. No. 3:09-cv-02305-FAB (the “Action”). The complaint generally alleges, among other things, that Banco Santander breached its fiduciary duties as a controlling stockholder of the Company by seeking to unfairly cash out the minority stockholders of the Company. The complaint seeks, among other things, declaratory, injunctive, and other equitable relief to enjoin the Offer, or, alternatively, rescissory damages, as well as other damages. On April 19, 2010, each of the Defendants filed an answer to the complaint.

Following the commencement of this litigation, Plaintiff’s counsel and counsel for Parent discussed certain concerns that Plaintiff and Plaintiff’s counsel had regarding the Offer, the Merger, and the disclosures relating thereto. On June 23, 2010, the parties to the Action entered into a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Stipulation”), which, pending final approval by the Court, will resolve the Action (a copy of the Settlement Stipulation is filed as Exhibit (a)(5)(ii) hereto). Pursuant to the Settlement Stipulation, and in exchange for the releases described below, Defendants have taken and will take the following actions: (1) Parent made certain disclosures in this Schedule TO and Offer to Purchase; which disclosures included, but were not limited to, enhanced disclosures concerning the tax effects and considerations of the Offer and the Merger, including which stockholders would likely benefit from a tax perspective by having Parent acquire their shares via the Offer rather than the Merger; the appraisal rights available in the Merger, including which stockholders would have any such rights and the fact that stockholders who tendered their shares in the Offer would not have appraisal rights in the Merger; management’s projections for the Company; and the data, inputs, methodologies, and analyses underlying the financial valuation work done by Parent’s financial advisor; (2) Parent has included and will continue to include Plaintiff’s counsel in the disclosure process, including providing Plaintiff’s counsel with the opportunity to review and comment on drafts of the Schedule TO and Offer to Purchase, and amendments thereto, as well as drafts of the Recommendation Statement on Schedule 14D-9, before they were or are filed with the Securities and Exchange Commission and distributed to shareholders; and (3) Parent increased the net price per share in the Offer from $12.25 to $12.69 and acknowledges that the pendency of the Action was one of several factors (although not the principal factor) that Parent considered in deciding to increase the Offer price. The settlement is conditioned on Plaintiff’s counsel’s satisfaction that the disclosures are not materially omissive or misleading.

Pursuant to the Settlement Stipulation, the Action will be dismissed with prejudice on the merits and all defendants will be released from any and all claims relating to, among other things, the Offer, the Merger, and any disclosures relating thereto. These releases do not eliminate or limit the rights of any Company stockholders to pursue properly perfected appraisal claims under Puerto Rico law. The Settlement Stipulation is subject to customary conditions, including the consummation of the Offer and the Merger, completion of certain confirmatory discovery, class certification, and final approval by the Court, following notice to the Company’s stockholders. Pursuant to the Settlement Stipulation, the parties will promptly submit the Settlement Stipulation to the Court along with a proposed order seeking preliminary approval of the settlement, a schedule providing for notice to the Company’s stockholders, and a date for a final hearing at which the Court will consider the fairness, reasonableness, and adequacy of the settlement.

Execution of the settlement, including final court approval thereof, will not affect the form or amount of consideration to be received by the Company’s stockholders in the Offer or the Merger.

The Defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events, and transactions complained of in the aforementioned litigation or that they have engaged in any wrongdoing. The Defendants have entered into the Settlement Stipulation to eliminate the uncertainty, burden, risk, expense, and distraction of further litigation. The foregoing description of the Settlement Stipulation does not purport to be complete, and a copy of the Settlement Stipulation has been filed as Exhibit (a)(5)(ii) hereto.

14. Miscellaneous.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Santander Investments Securities Inc. or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, which includes the information required by Rule 13e-3 under the Exchange Act, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer and the Merger—Section 5—Subject Company Information.”

SCHEDULE A

MEMBERS OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. The business address of each director and officer is Ciudad Grupo Santander, Avenida de Cantabria s/n. 28660 Boadilla del Monte. Madrid, Spain, unless otherwise stated.

All of the directors and officers are citizens of Spain except for Assicurazioni Generali, S.p.A. (Italy), Lord Burns (United Kingdom), Antonio H. Osorio (Portugal), Mr. Adolfo Lagos (Mexico and Spain dual citizen) and Mr. Nuno Manuel Da Silva Amado (Portugal).

DIRECTORS AND EXECUTIVE OFFICERS

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
Emilio Botín	Chairman of the Board of Directors and of the Executive Committee	He joined Banco Santander in 1958 and in 1986 he was appointed Chairman of the Board.

Fernando de Asúa	First Vice Chairman of the Board of Directors and Chairman of the Appointments and Remuneration Committee	Former Vice Chairman of Banco Central Hispanoamericano from 1991 to 1999. He was appointed Director in April 1999 and First Vice Chairman in July 2004. He is a former Chairman of IBM España, S.A., and he is currently the Honorary Chairman. In addition, he is a non-executive Vice Chairman of Técnicas Reunidas, S.A. and non-executive director of Constructora Inmobiliaria Urbanizadora Vasco-Aragonesa, S.A.

Alfredo Sáenz	Second Vice Chairman of the Board of Directors and Chief Executive Officer

Former Chief Executive Officer and Vice Chairman of Banco Bilbao Vizcaya and Chairman of Banca Catalana until 1993. In 1994, he was appointed Chairman of Banesto and in February 2002, Second Vice Chairman and Chief Executive Officer of Santander.

On December 18, 2009, the Barcelona Provincial Court handed down an unfavorable criminal judgment against, among others, Alfredo Saenz in his capacity as former chairman of Banesto. Mr. Sáenz had been prosecuted for allegedly causing Banesto to make a false criminal accusation of fraud and concealment of assets against a debtor in connection with a loan recovery process involving that debtor at the beginning of 1994. Mr. Sáenz has been convicted of false accusation. The judgment is not firm, and has been appealed.

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
Matías R. Inciarte	Third Vice Chairman of the Board of Directors and Chairman of the Risk Committee	He joined Banco Santander in 1984 and was appointed Executive Vice President and Chief Financial Officer in 1986. In 1988 he was appointed Director and in 1994 Second Vice Chairman. He is also Chairman of UCI, S.A. and Director of Banesto, Financiera Ponferrada, S.A., SKAV, Sanitas, S.A. de Seguros and Operador del Mercado Ibérico de Energía Polo Español, S.A., and since 2008 President of the Fundación Príncipe de Asturias. During the period 1981-1982, he was Minister of the Presidency of the Spanish Government (1981-1982).

Manuel Soto	Fourth Vice Chairman of the Board of Directors and Chairman of the Audit and Compliance Committee	He was appointed Director in April 1999. He is non-executive Vice Chairman of Indra Sistemas, S.A. and a Director of Grupo Lar Inversiones Inmobiliarias, S.A., Corporación Financiera Alba, S.A. and Cartera Industrial REA, S.A. He is also Chairman of the Advisory Board of Mercapital, S.L. In addition, he was formerly Chairman of Arthur Andersen’s Global Board and manager for EMEA (Europe Middle East and Africa) and India.

Assicurazioni Generali, S.p.A. (*)	Not applicable (1)	Not applicable (1)

Antonio Basagoiti	Director	Former Executive Vice President of Banco Central Hispanoamericano. He was appointed Director in July 1999. He is non-executive Vice Chairman of Faes Farma, S.A., a non-executive Director of Pescanova, S.A. and member of the External Advisory Committee of A.T. Kearney. He is also a former Chairman of Unión Fenosa, S.A.

Ana P. Botín (*)	Director and Chairwoman, Banesto	Former Executive Vice President of Banco Santander, S.A. and former Chief Executive Officer of Banco Santander de Negocios from 1994 to 1999. In February 2002, she was appointed Chairwoman of Banesto. She is also a non-executive Director of Assicurazioni Generali, S.p.A. She is also a member of the International Advisory Board of the New York Stock Exchange, INSEAD, and Georgetown University.

Javier Botín (*)	Director	He was appointed Director in July 2004. He is also Chairman and Chief Executive Officer of JB Capital Markets, Sociedad de Valores, S.A.

Lord Burns (*)	Director	He was appointed Director in December 2004. He is also a non-executive Chairman of Abbey and Alliance & Leicester plc. In addition, he is Chairman of Channel Four Television Corporation, a non-executive Chairman of Glas Cymru (Welsh Water), and a non-executive Director of Pearson Group plc

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
and Channel Four Television Corporation. He was Permanent Secretary to the UK Treasury and chaired the UK Parliamentary Financial Services and Markets Bill Joint Committee and was a non-executive chairman of Marks and Spencer Group plc, and a non-executive Director of British Land plc and Legal & General Group plc.

Guillermo de la Dehesa (*)	Director	Former Secretary of State of Economy and Secretary General of Commerce of the Spanish Government and Chief Executive Officer of Banco Pastor. He is a State Economist and Bank of Spain’s Office Manager (on leave). He was appointed Director in June 2002. He is an international advisor of Goldman Sachs International, Chairman of AVIVA Grupo Corporativo, S.A. and AVIVA Vida y Pensiones, S.L. and a Director of Campofrío Food Group, S.A. He is also Chairman of the Centre for Economic Policy Research (CEPR) in London, member of the Group of Thirty of Washington, and Chairman of the Board of Trustees of the IE Business School.

Rodrigo Echenique	Director	Former Director and Chief Executive Officer of Banco Santander, S.A. from 1988 to 1994.

Antonio Escámez	Director	Former Director and Executive Vice President of Banco Central Hispanoamericano from 1988 to 1999. He was appointed Director in April 1999. He is also a non-executive Chairman of Santander Consumer Finance, S.A., Open Bank, S.A. and Arena Communications Network, S.L., and a non-executive Vice Chairman of Attijariwafa Bank.

Ángel Jado	Director	He was appointed Director on June 11, 2010. He has been Director of Banco Banif, S.A., since 2001. He was a Director of Banco Santander, S.A. from 1972 to 1999.

Francisco Luzón	Director and Executive Vice President, America	He joined Banco Santander in 1996 as Executive Vice President, Adjoint to the Chairman. Former Chairman of Banco Exterior de España (from 1988 to 1996), Caja Postal (from 1991 to 1996), Corporación Bancaria de España (from 1991 to 1996) and of Argentaria (1996). He is also a non-executive Director of Industria de Diseño Textil, S.A., Global Vice Chairman of Universia and Vice Chairman of the Spanish National Library.

Abel Matutes (*)	Director	Former Foreign Minister of the Spanish Government and EU Commissioner for the portfolios of Loans and Investment, Financial Engineering and Policy for Small and Medium-sized Companies (1989); North-South Relations, Mediterranean Policy and Relations

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
with Latin America and Asia (1989) and of the Transport and Energy and Supply Agency of Euroatom (1993). He is also a Chairman of Grupo de Empresas Matutes and a Director of FCC Construcción, S.A. and TUI AG.

Juan R. Inciarte	Director and Executive Vice President, Strategy	He joined Banco Santander in 1985 as Director and Executive Vice President of Banco Santander de Negocios. In 1989 he was appointed Executive Vice President and from 1991 to 1999 he was, and from 2008 to the present he has been, a Director of Banco Santander. He is also a non-executive Vice Chairman of Santander UK plc and a Director of Santander Consumer Finance, Alliance & Leicester plc and of RFS Holdings.

Luis Ángel Rojo	Director	Former Head of Economics, Statistics and Research Department, Deputy Governor and Governor of the Bank of Spain. He has been a member of the Governing Council of the European Central Bank, Vice-Chairman of the European Monetary Institute, member of United Nations’ Development Planning Committee and Treasurer of the International Association of Economy. He is member of the Royal Academy of Moral and Political Sciences and of the Royal Academy of the Spanish Language.

Luis Alberto Salazar-Simpson	Director	He is Chairman of France Telecom España, S.A. and Constructora Inmobiliaria Urbanizadora Vasco-Aragonesa, S.A.

Isabel Tocino	Director	Former Minister for Environment of the Spanish Government, former Chairwoman of the European Affairs and of the Foreign Affairs Committees of Spanish Congress. She is currently an elected member of the Spanish State Council, a professor of the Complutense University of Madrid, non-executive Director of Televisión Autonómica de Madrid, S.A. (Telemadrid), Diagonal Gest and Climate Change Capital and member of the Royal Academy of Doctors.

José A. Álvarez	Executive Vice President, Financial Management and Investor Relations	He joined Banco Santander in 2002. In 2004, he was appointed Executive Vice President, Financial Management and Investor Relations.

Nuno Manuel Da Silva Amado (*)	Executive Vice President Santander Totta	In 1997 he joined Banco Santander as a member of the Executive Committee of BCI/Banco Santander Portugal. In December 2004 he was appointed Director and Vice Chairman of Santander Totta’s Executive Committee. He was appointed Executive Vice President in July 2006. Also in 2006 he was appointed Santander Totta’s Chief Executive Officer.

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
Ignacio Benjumea	Executive Vice President, General Secretariat	He joined Banco Santander in 1987 as General Secretary of Banco Santander de Negocios. In 1994 he was appointed Executive Vice President and General Secretary and Secretary of the Board of Banco Santander. He is also a Director of Bolsas y Mercados Españoles, Sociedad Holding de Mercados y Sistemas Financieros, S.A., Sociedad Rectora de la Bolsa de Madrid, S.A. and La Unión Resinera Española, S.A.

Juan Manuel Cendoya	Executive Vice President, Communications, Corporate Marketing and Research	Former Manager of the Legal and Tax Departament of Bankinter, S.A. from 1999 to 2001. He joined Banco Santander in July 2001.

José María Espí	Executive Vice President, Risk	He joined Banco Santander in 1985 and, in 1988, was appointed Executive Vice President, Human Resources. In 1999 he was appointed Executive Vice President, Risk. He is also Chairman of Unión de Crédito Inmobiliario, S.A., E.F.C. and Director of UCI, S.A.

José María Fuster	Executive Vice President, Technology and Operations	He joined the Group in 1988. In 2004 he was appointed Chief Information Officer of Grupo Santander. In the same year he was also named member of the board of Abbey National plc and of the Board of Advisors of IBM Corporation. In 2006 he was appointed Executive Director of Banesto and in 2007 Executive Vice President of Technology and Operations at Banco Santander. At present, José María Fuster is also a Director of Ingeniería de Software Bancario, S.A. (ISBAN).

José Luis G. Alciturri	Executive Vice President, Human Resources	Since November 2003 he has been responsible for the Group’s Human Resources. In 2007, he was appointed Executive Vice President.

Enrique G. Candelas	Executive Vice President, Santander Branch Network—Spain	He joined Banco Santander in 1975 and was appointed Senior Vice President in 1993. He was appointed Executive Vice President, Santander Branch Network Spain in January 1999.

Juan Guitard	Executive Vice President, Internal Auditing	Former General Secretary of the Board of Banco Santander de Negocios (from 1994 to 1999) and Manager of the Investment Banking Department of Banco Santander (from 1999 to 2000). He rejoined Banco Santander in 2002, being appointed Executive Vice President, Vice-Secretary General and Vice-Secretary of the Board. In March 2009 he was appointed head of the internal audit division (and was replaced as head of the legal service by Jaime Pérez Renovales).

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
Antonio H. Osorio (*)	Chief Executive Officer, Santander UK	He joined Banco Santander in 1993 and was appointed Executive Vice President, Portugal, in January 2000. He was Chairman of the Executive Committee of Banco Santander Totta, S.A., Chairman of the Executive Committee of Banco Santander de Negocios Portugal, S.A. and non-executive Director of Abbey. In 2006 he was appointed Chief Executive Officer of Abbey and in 2008 he was appointed chief executive officer of Alliance and Leicester. In 2009 he was appointed non-executive director to the Court of the Bank of England.

Adolfo Lagos	Executive Vice President, Global Wholesale Banking	Former Chief Executive Officer of Grupo Financiero Serfin since 1996. He was appointed Executive Vice President, America, in October 2002 and Executive Vice President, Global Wholesale Banking, in April 2003.

Jorge Maortua	Executive Vice President, Global Wholesale Banking	Former Executive Vice President of Banesto since 2001, he joined Banco Santander in 2003 as Head of Global Treasury and was appointed Executive Vice President, Global Wholesale Banking, in 2004.

Javier Marín	Executive Vice President, Global Private Banking and Asset Management	He joined Banco Santander in 1991. After serving in various positions within the Group, he was appointed Executive Vice President of the Global Private Banking Division in 2007. In November 2009, he was appointed head of new Asset Management and Global Private Banking Division which was then created by integrating into the same division the former Asset Management and Global Private Banking divisions.

Jorge Morán	Executive Vice President, Insurance and Global Direct Banking	He joined Banco Santander in 2002. He was appointed Executive Vice President, Asset Management and Insurance, in 2004. In December 2005, he was appointed Executive Vice President and Chief Operating Officer of Abbey and in 2006 Executive Vice President in charge of the Global Insurance Division.

César Ortega	Executive Vice President, General Secretariat	He joined Banco Santander in 2000 and was appointed Executive Vice President, General Secretariat, in 2006. He is also a non-executive Director of Fomento de Construcciones y Contratas, S.A.

Javier Peralta	Executive Vice President, Risk	He joined Banco Santander in 1989 and in 1993 was appointed Executive Vice President. In 2002, he was appointed Executive Vice President, Risk.

Name and Address	Position with the Parent	Principal Occupation or Employment and Five-Year Employment History
Jaime Pérez Renovales	Executive Vice President General Secretariat	He joined the Group in 2003 as Secretary of the Board of Banesto. In March 2009 he was appointed Executive Vice President of Banco Santander, Vice-Secretary General and Vice-Secretary of the Board.

Marcial Portela	Executive Vice President, America	He joined Banco Santander in 1998 as Executive Vice President. In 1999, he was appointed Executive Vice President, America. He is also a Director of Best Global, S.A.

Magda Salarich Fernández de Valderrama	Executive Vice President, Santander Consumer Finance	She joined Banco Santander in 2008 as Executive Vice President responsible for Santander’s Consumer Finance Division. Previously, she has held several positions in the automobile industry, including the position of Director and General Manager of Citroën España and Head of Commerce and Marketing for Europe of Citroën Automobiles.

José Manuel Tejón	Executive Vice President, Financial Accounting and Control	He joined Banco Santander in 1989. In 2002 he was appointed Executive Vice President, Financial Accounting and Control.

Jesús Mª Zabalza	Executive Vice President, America	Former Executive Vice President of La Caixa (from 1996 to 2002). He joined Banco Santander in 2002, being appointed Executive Vice President, America.

(1)	This director of Banco Santander is an insurance company and thus has no occupation.

The business address of those persons marked with (*) is as follows:

Assicurazioni Generali, S.p.A.

Piazza Duca degli Abruzzi, 2

34132 Trieste, Italy

Ana P. Botín

Avda. Gran Vía de Hortaleza, 3

28043 Madrid

Spain

Javier Botín

Plaza Manuel Gómez Moreno, 2

28020 Madrid

Spain

Lord Burns

2 Triton Square

Regent’s Place

London NW1 3AN

United Kingdom

Guillermo de la Dehesa

C/ Francisco Silvela, 106

28002 Madrid

Spain

Abel Matutes

Avda. Bartolomé Roselló, 18

07800 Ibiza

Spain

Nuno Manuel Da Silva Amado

Rua do Ouro, 88

1100—063 Lisbon

Portugal

Antonio H. Osorio

2 Triton Square

Regent’s Place

London NW1 3AN

United Kingdom

Stock Ownership

To our knowledge, neither the Parent nor any director or executive officer of the Parent beneficially owns any Shares (or rights to acquire Shares), except to the extent any such person may be deemed to beneficially own Shares beneficially owned by the Purchaser and that the Parent owns 42,252,418 Shares (including 11,080 Shares owned by its wholly-owned subsidiary, Santander Bank & Trust Ltd. as of December 14, 2009).

DIRECTORS OF THE PURCHASER

The name, citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director of the Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with us. The business address of each director is Ciudad Grupo Santander, Avenida de Cantabria s/n. 28660 Boadilla del Monte. Madrid, Spain, unless otherwise stated. The Purchaser is managed by its board of directors and has no executive officers.

All of the directors are citizens of Spain.

Name and Address	Position with the Purchaser	Principal Occupation or Employment and Five-Year Employment History
César Ortega	Director	He joined Banco Santander in 2000 and was appointed Executive Vice President, General Secretariat, in 2006. He is also a non-executive Director of Fomento de Construcciones y Contratas, S.A.

José Manuel Tejón	Director	He joined Banco Santander in 1989. In 2002 he was appointed Executive Vice President, Financial Accounting and Control.

Pablo Castilla Reparaz	Director	He joined Banco Santander in 1987. After serving in the International Legal Department of Banco Santander, he was appointed Deputy General Manager of the Corporate Legal Department in 1999.

Victor Gonzalo Barallat	Director	He joined Banco Santander in 1997 and is presently Director of Financial Resources and Business Development for Latin America. Prior to 1997, he served as Vice President for Chase Manhattan Bank in New York, Madrid and London and was Director of Financial Administration for Corporación Bancaria de España, S.A.

José Antonio Blanco	Director	He joined Banco Santander in 1987 and early retired from the Bank in 2002. When early retired, he was head of the department of Estructura Holding Internacional.

Martin Manuel Armas	Director	He joined Banco Santander in 1963 and early retired from the Bank in 2007. When early retired, he was Chairman of Banco Madesant-Sociedade Unipessoal, SA.

SCHEDULE B

FAIRNESS OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

June 21, 2010

Executive Committee

Banco Santander, S.A.

Ciudad Grupo Santander

Avda. de Cantabria

s/n 28660 Boadilla del Monte

Madrid, Spain

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the unaffiliated holders of the outstanding shares of common stock (the “Common Stock”) of Santander BanCorp (the “Company”) of the Tender Consideration (as defined below) proposed to be received by such holders in the Merger and the Tender Offer (as defined below) to be made by Administracion de Bancos Latinoamericanos, Santander, S.L. (the “Purchaser”), an indirect wholly-owned subsidiary of Banco Santander, S.A. (“Santander”). The tender offer is for all of the Common Stock not held by Santander or its subsidiaries (the “Tender Offer”), pursuant to which the Purchaser will pay, in cash, $12.69 per share of Common Stock, without interest (the “Tender Consideration”). Following the Tender Offer, the Purchaser will execute a short-form merger (the “Merger”) which will retire the remaining shares of Common Stock held by unaffiliated holders for cash consideration at the same price as the Tender Consideration.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (ii) internal financial projections for the Company for the year ending December 31, 2010 and guidance regarding key assumptions and estimates for the years ended December 31, 2011 and 2012, each as provided by senior management of the Company; (iii) the publicly reported historical price and trading activity for the Company’s common stock, including a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies the securities of which are publicly traded; (iv) to the extent publicly available, the financial terms of recent “buy-in” transactions; (v) the current market environment generally and the commercial banking environment in particular; and (vi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets or the liabilities (contingent or otherwise) of the Company or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.

B-1

With respect to the internal financial projections provided to Sandler O’Neill and used by Sandler O’Neill in its analyses, the Company’s management confirmed to us that they reflected the reasonable estimates and judgment of management with respect thereto and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses. With your consent, we have relied upon the advice Santander has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Tender Offer and the Merger.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Company’s Common Stock may trade at any time.

We have acted as Santander’s financial advisor in connection with the Tender Offer and the Merger and will receive a fee for our services. We will also receive a fee for rendering this opinion. Santander has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services to the Company and we have received compensation for such services.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and its affiliates. We may also actively trade the equity or debt securities of the Company or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Executive Committee of Santander in connection with its consideration of the Tender Offer and the Merger and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender their shares in the Tender Offer. Our opinion is directed only to the fairness, from a financial point of view, of the Tender Consideration to unaffiliated holders of the Common Stock of the Company and does not address the underlying business decision of Santander to engage in the Tender Offer and Merger, the relative merits of the Tender Offer and the Merger as compared to any other alternative business strategies that might exist for Santander or the effect of any other transaction in which Santander might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, except that this opinion may be reproduced in full in and reference to the opinion and to Sandler O’Neill and its relationship to the Company and Santander may be included in any tender offer materials or other materials relating to the Tender Offer that Santander files with the U.S. Securities and Exchange Commission.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Tender Consideration is fair to the unaffiliated holders of the Company Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

B-2

SCHEDULE C

PUERTO RICO GENERAL CORPORATIONS ACT

ARTICLE 10.13 APPRAISAL RIGHTS

This English translation of Article 10.13 is unofficial. The official translation of Article 10.13 is not yet available.

Article 10.13 Appraisal Rights.

A. Any stockholder of a corporation organized in the Commonwealth who:

(1) holds shares of capital stock on the date of the making of a demand pursuant to the provisions of subsection (D) of this Article with respect to such shares;

(2) continuously holds such shares through the effective date of the merger or consolidation;

(3) has complied with the provisions of subsection (D) of this Article; and

(4) has not voted in favor of merger or consolidation nor consented in writing to the merger or consolidation pursuant to Article 7.17 of this Act, shall be entitled to an appraisal by the Court of First Instance (Superior Part) of the fair value of his shares of stock under the circumstances described in subsections (B) and (C) of this Article.

As used in this Article, the term “stockholder” means a holder of record of stock of a capital stock corporation, and also a member of record of a nonstock corporation. The terms “capital stock” and “share” mean and include what is ordinarily understood by such terms, as well as the status of members or the interest which members of a nonstock corporation have therein. The words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, of the stock of a corporation which is deposited with such depository.

B. The shares of any class or series of stock of a constituent corporation in a merger to be carried out in accordance with the provisions of Articles 10.01, 10.02, 10.05, 10.08 and 10.09, shall have appraisal rights:

1. As long as the appraisal rights conferred under this Article are not made available to the shares of any class or series of stock if such stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of a meeting of the stockholders and to vote thereat to take action with respect to the agreement of merger or consolidation, were:

(a) registered in a national securities exchange or in the national market quotation system of the National Association of Securities Dealers (NASDAQ-NMS), or

(b) recorded on the books of the corporation in favor of more than two thousand (2,000) stockholders. No appraisal rights shall be made available to the shares of stock of the constituent corporation surviving a merger, if such merger did not require the approval of the vote of the stockholders of the surviving corporation, as provided in subsection (F) of Article 10.01 of this Act.

2. Notwithstanding the provisions of clause (1) of this subsection, the appraisal rights granted by this Article shall be made available to the shares of any class or series of stock of a constituent corporation, if the terms of the agreement of merger or consolidation pursuant to Articles 10.01, 10.02, 10.05, 10.08 and 10.09, require the stockholders of the constituent corporation to accept everything in exchange for such stock, except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) shares of stock of any other corporation, or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be included on a list of a national securities exchange or in the national market quotation system of the National Association of Securities Dealers (NASDAQ-NMS), or are shares recorded, as stated in the books of the corporation, in favor of more than two thousand (2,000) stockholders;

(c) cash in lieu of fractional shares of the corporations or fractional depository receipts described in paragraphs (A) and (B) of this subsection; or

(d) any combination of shares of stock and cash in lieu of such fractional shares or fractional depository receipts described in paragraphs (A) through (C) of this subsection.

3. In the event not all of the stock of a subsidiary domestic corporation which is a party to a merger effected under Article 10.02 [10.03] of this Act is owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary domestic corporation.

C. Any corporation may provide in its certificate of incorporation the granting of appraisal rights under this Article to shares of any class or series of its stock, as a result of an amendment to the certificate of incorporation or any merger or consolidation in which the corporation is a constituent corporation, or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Article, including those set forth in subsections (D) and (E) of this Article, shall apply to the extent practicable.

D. Appraisal rights shall be perfected as follows:

1. When a meeting of the stockholders contemplates submitting for approval a merger or consolidation plan for which appraisal rights are intended to be recognized as provided by this Article, the corporation, at least twenty (20) days prior to the meeting, shall notify each of the stockholders of record at the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (B) and (C) of this Article, which appraisal rights are available for any or all of the shares of the constituent corporations, and such notice shall include a copy of this Article. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before voting with respect to the merger or consolidation, a written demand for appraisal of his shares. Such demand shall be deemed legally sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. The granting of a proxy to vote or a vote against the merger or consolidation shall not constitute a demand for such purposes. The stockholder electing to proceed in this manner must do so by a separate written demand as herein provided. Within ten (10) days following the effective date of such merger or consolidation, the surviving or resulting corporation shall notify the effective date of such merger or consolidation to the stockholders of each constituent corporation who have complied with this clause and have not voted in favor of the merger or consolidation or consented thereto.

2. If the merger or consolidation was approved pursuant to Articles 7.17 and 10.03 of this Act, then, any of the constituent corporations or the corporation that survives or results from the merger or consolidation, shall notify, before the effective date of the merger or consolidation, or within the following ten (10) days, respectively, each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation, and that all of the shares of the constituent corporation may exercise appraisal rights. Such notice shall include a copy of this Article. Such notification may, and if made on or after the effective date of the merger or consolidation, must notify the stockholders of the effective date of the merger or consolidation. Every stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice, demand in writing the appraisal of his shares from the surviving or resulting corporation. Such demand shall be deemed legally sufficient if it informs the corporation of the identity of the stockholder and his intention to demand the appraisal of his shares. If such notification did not inform the stockholders of the effective date of the merger or consolidation, it shall:

(a) send a second notice before the effective date of the merger or consolidation informing all stockholders entitled to appraisal the effective date of the merger or consolidation; or

(b) the corporation surviving or resulting from the merger or consolidation shall send a second notification to all stockholders entitled to appraisal within the ten (10) days following the same;

Provided, that, if the second notification is sent more than twenty (20) days after the first notification was sent, the second notification shall only be sent to those stockholders entitled to appraisal that required the appraisal of their shares, as provided in this subsection. A sworn statement by the secretary or assistant secretary or the transfer agent of the corporation stating that any of the notifications were sent will be, in the absence of fraud, prima facie evidence of the facts stated therein. For purposes of determining the stockholders with the right to receive a notification or notifications, as the case may be, each constituent corporation may set a record date prior to the effective date of the merger or consolidation, which cannot be more than ten (10) days prior to the date of notification, and provided, that if the notification was sent after the effective date, the record date shall be the effective date. If a record date was not set and notification was made prior to the effective date of the merger or consolidation, the record date shall be the end of business on the day that immediately precedes the date of notification.

E. Within one hundred and twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (A) and (D) of this Article, and who otherwise acquires appraisal rights, may file a petition in the Court of First Instance (Superior Part) in demand of a determination of the value of the total stock of all such stockholders. However, during the sixty (60) days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred and twenty (120) days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (A) and (D) mentioned herein, and by written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation, a statement setting forth the aggregate number of shares which did not vote in favor of the merger or consolidation and for which demands for appraisal have been received, and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within the ten (10) days after his written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal under subsection (D) of this Article, whichever is later.

F. Upon the filing of the petition by the stockholder, a copy thereof shall be delivered to the surviving or resulting corporation, which shall within twenty (20) days after such delivery, file at the Department of State a duly-verified list of the names and addresses of all stockholders who have demanded payment for their shares and with whom an agreement as to the value of their shares has not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition is accompanied by the aforementioned list. The Department of State, if so ordered by the Court, shall notify by certified mail the time and place fixed for the hearing of the petition to the surviving or resulting corporation and to the stockholders shown on the list at the addresses stated therein. Such notice shall be published in one or more newspapers of general circulation in the City of San Juan, Puerto Rico, or in any other publication which the Court deems convenient, at least one week before the date of the hearing. The manner of notifying by mail and by publication shall require the approval of the Court, and the cost thereof shall be borne by the surviving or resulting corporation.

G. At the hearing, the Court of First Instance (Superior Part) shall determine the stockholders who have complied with the requirements of this Article and who have acquired the right to have their shares appraised. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit those stock certificates, to the Department of State for notation thereon of the pending appraisal procedures. If any stockholder fails to comply with such direction, the Court may dismiss the procedures as to such stockholder.

H. After determining which stockholders are entitled to an appraisal of their shares, the Court of First Instance (Superior Part) shall determine the fair value thereof, taking into consideration the fair rate of interest, if any is to be paid upon the estimated fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining a fair rate of interest, the Court shall take into account all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the course of the procedures. In determining the value of the shares, the Court shall not take into account any element of value arising out of the merger or consolidation or the expectation of execution. Upon application by the surviving or resulting corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery, or other pretrial proceeding, and may proceed to judge the matter of appraisal prior to the final determination of the stockholder entitled to the appraisal of his shares. Any stockholder whose name appears on the list filed by the surviving or resulting corporation, pursuant to subsection (F) of this Article, and who has submitted his certificates of stock to the Department of State, if so required, may participate fully in all procedures until it is finally determined that he is not entitled to appraisal rights pursuant to this Article.

I. The Court shall order the surviving or resulting corporation to pay the fair value of the shares, in addition to interest, if any, to the stockholders entitled thereto. In case of holders of uncertified stock, the payments shall be made immediately, and in case of the holders of shares represented by stock certificates, they shall be made upon surrender of such certificates to the corporation. The decree of the Court may be enforced as other decrees of the Court of First Instance (Superior Part), whether the surviving or resulting corporation is a domestic or foreign corporation.

J. The Court may determine the costs of the procedures and charge them to the parties, as it deems equitable under the prevailing circumstances. Upon application by a stockholder, the Court may order all of the expenses or a portion thereof incurred by any stockholder in connection with the appraisal procedures, including, but not limited to, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.

K. As of the effective date of the merger or consolidation, no stockholder who has demanded his appraisal right, as provided in subsection (D) of this Article, shall be entitled to vote such stock for any purpose, or to receive payment of dividends or other distributions for its stock (except dividends or other distributions payable to the stockholders of record at a date prior to the effective date of the merger or consolidation). If no petitions for appraisal are filed within the time provided in subsection (E) of this Article, or if such stockholder delivers to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation, as provided in subsection (E) of this Article, or after such date with the written approval of the corporation, then the right of such stockholder to an appraisal of his shares shall cease. Notwithstanding the foregoing, no appraisal procedure in the Court of First Instance (Superior Part) shall be dismissed regarding any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems equitable.

L. The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they consented to the merger or consolidation, shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By Mail:	By Overnight and Hand Delivery:
P.O. Box 3301	Newport Office Center VII
South Hackensack, NJ 07606	480 Washington Boulevard
Attn: Reorganization Dept.	Mail Drop—Reorg
Attn: Reorganization Dept., 27th Floor
Jersey City, NJ 07310

By Facsimile:

(For Eligible Institutions Only)

(201) 680-4626

Confirm Facsimile Transmission

By Telephone:

(201) 680-4860

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll free: (800) 735-3107

Email: santanderbancorp@dfking.com